UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12
EASTERLY GOVERNMENT PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2025
Dear Stockholder:
You are invited to attend the 2025 annual meeting of stockholders of Easterly Government Properties, Inc., a Maryland corporation, which will be held on Thursday, May 22, 2025, at 1:30 p.m., Eastern Time, at 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006. The annual meeting will be held for the following purposes:
1.
To elect the seven director nominees named in the accompanying proxy statement to serve on our Board of Directors until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers, as described in the accompanying proxy statement; and
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.
Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.
Our Board of Directors has fixed the close of business on March 18, 2025 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. The proxy statement and proxy card are being mailed to you on or about April 18, 2025.
By Order of our Board of Directors,

Franklin V. Logan
Executive Vice President, General Counsel
and Secretary
Washington, D.C.
April 18, 2025

Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible. For specific instructions on voting, please refer to the instructions on the enclosed proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 22, 2025. The Proxy Statement and our 2024 Annual Report to Stockholders are available at: www.proxyvote.com.

EASTERLY GOVERNMENT PROPERTIES, INC.
2001 K STREET, NW, SUITE 775 NORTH
WASHINGTON, D.C. 20006
PROXY STATEMENT
FOR OUR 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2025
We are sending these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors, or the Board, of Easterly Government Properties, Inc., a Maryland corporation, for use at our 2025 annual meeting of stockholders to be held on Thursday, May 22, 2025, at 1:30 p.m., Eastern Time, at 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, or at any postponement or adjournment of the annual meeting.
References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Easterly Government Properties, Inc., unless the context otherwise requires. This proxy statement and a form of proxy have been made available to our stockholders on the Internet and will be mailed to stockholders on or about April 18, 2025.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Who is entitled to vote at the annual meeting?
Holders of record of our common stock, $0.01 par value per share, at the close of business on March 18, 2025, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting. If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulative voting for the election of directors.
What is the purpose of the annual meeting?
At the annual meeting, you will be asked to vote on the following proposals:
•
Proposal 1: the election of the seven director nominees named in this proxy statement to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement; and
•	Proposal 3: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?
The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting. As of the record date, there were 107,970,559 shares outstanding and entitled to vote at the annual meeting.
Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (defined below) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.
What vote is required to approve each proposal?
In respect of Proposal 1, a director nominee is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Amended and Restated Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit to the Board a written offer to resign from the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to such resignation. The Board is required to take action with respect to the recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Additional Corporate Governance Matters—Annual Elections; Majority Voting.” With respect to Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.
Assuming the presence of a quorum, a majority of all of the votes cast on the matter at the annual meeting is required, for the approval on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 2) and for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 3). In respect of Proposal 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote for those proposals. In respect of Proposal 3, abstentions will not be counted as votes cast and will have no effect on the vote for this proposal.
Does the reverse stock split announced by the Company impact my ability to vote at the annual meeting?
On April 9, 2025, we announced that the Board approved a 1-for-2.5 reverse stock split of our issued and outstanding shares of common stock. The reverse stock split is expected to take effect on April 28, 2025 and following the reverse stock split, you will hold one share of our common stock for every two and a half shares of our common stock that you held prior to the reverse stock split.
The reverse stock split will take effect after March 18, 2025, the record date for the annual meeting. As a result, the reverse stock split will not have any impact on your ability to vote the shares that you held on the record date or on the number of shares disclosed in this proxy statement as being outstanding as of the record date. Furthermore, once effective, the reverse stock split is expected to affect all of our common stockholders uniformly and would not affect any common stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split could result in any of our common stockholders receiving cash in lieu of fractional shares.
Can I change my vote after I submit my proxy card?
If you cast a vote by proxy, you may revoke it at any time before it is voted by:
•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly submitting to us a proxy with a later date; or
•	appearing in person and voting by ballot at the annual meeting.

If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.
You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.
How do I vote?
Voting in Person at the Annual Meeting. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., and attend the annual meeting, you may vote in person at the annual meeting. If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy from the bank, broker or other nominee that holds your shares of record.
Voting by Proxy for Shares Registered in Your Name. If your shares are registered directly in your name with our transfer agent, the proxy materials were mailed directly to you by us. In that case, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:
Vote online. You can vote online by following the instructions provided on your enclosed proxy card. You can also access proxy materials and vote at www.proxyvote.com. To vote online, you must have the control number provided in the enclosed proxy card.
Vote by telephone. You also have the option to vote by telephone by following the “Vote by Phone” instructions on the enclosed proxy card.
Vote by regular mail. If you would like to vote by mail, then please mark, sign and date your enclosed proxy card and return it promptly in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.
Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.
How is my vote counted?
If you authorize your proxy to vote your shares electronically via the Internet or by telephone, or, if you properly marked, signed, dated and returned the proxy card mailed to you, the shares that the proxy represents will be voted in the manner specified on the proxy. If you properly signed and returned a proxy card but no specification is made, your shares will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement, and “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. If your shares are held in street name and your broker or nominee does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to the New York Stock Exchange, or NYSE, rules, if you do not give instructions to your broker or nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 3) is considered to be a discretionary item under the NYSE rules and your broker or nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1) and the non-binding, advisory approval of executive compensation (Proposal 2) are considered non-discretionary items. A broker or nominee may not vote your shares with respect to these non-discretionary items if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy with instructions and exercise your right to vote as a stockholder.
It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, since no stockholder nominations or proposals meeting the requirements of Rule 14a-8 or Rule 14a-19 under the Exchange Act were received, no such matters will be brought to a vote at the annual meeting.
How does the Board recommend that I vote on each of the proposals?
The Board recommends that you vote:
•
FOR Proposal 1: the election of each of Darrell W. Crate, William H. Binnie, Michael P. Ibe, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes as directors to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement; and
•	FOR Proposal 3: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
What other information should I review before voting?
Our 2024 Annual Report to Stockholders, or our annual report, including our Annual Report on Form 10-K, which contains financial statements for the fiscal year ended December 31, 2024, is being mailed to you concurrently with the mailing of this proxy statement. To access our annual report, go to the “Investor Relations—Financials” page on our website, www.easterlyreit.com, and then click on “Annual Reports.” In addition, documents we file with the SEC are available at a website maintained by the SEC at http://www.sec.gov. Our annual report and our Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. Our directors, officers and employees may solicit proxies personally or by telephone, e-mail or mail. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, e-mail or personal interviews.
No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board currently consists of seven members, each serving for a term of one year and until their successors are duly elected and qualified. Pursuant to our charter, our directors will be elected annually by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualified. Our bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, which is one, and, except as set forth in our charter and our bylaws, more than 15.
At the 2025 annual meeting, all of the directors will be elected to serve until the 2026 annual meeting and until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Darrell W. Crate, William H. Binnie, Michael P. Ibe, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes to serve as directors. Each of these nominees currently serves as a member of the Board and has consented to being named in this proxy statement. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select.
Effective January 1, 2024, the Board appointed Darrell W. Crate as our Chief Executive Officer and William H. Binnie as Chairman of the Board, thereby separating the role of Chairman of the Board from our management team. The Board believes that having strong independent Board leadership in the form of an independent Chairman promotes strong, independent oversight of our management and affairs and is in the best interests of our stockholders.
For additional discussion about our leadership structure, refer to “Additional Corporate Governance Matters—Board Leadership Structure” below.
The Board unanimously recommends that you vote “FOR” each of its director nominees.
Vote Required; Effect of Vote
Under our bylaws, a director nominee in an uncontested election will be elected if he or she receives more votes for his or her election than votes against his or her election. Under our Amended and Restated Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit a written offer to resign to the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to such resignation. The Board is required to take action with respect to the recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Additional Corporate Governance Matters—Annual Elections; Majority Voting.”
We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.
Information Regarding the Director Nominees
The following table and biographical descriptions set forth certain information, as of the date of this proxy statement, with respect to each nominee for election as a director at the annual meeting, based upon information furnished by each director. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

Name	Age	Position
Darrell W. Crate	58	President, Chief Executive Officer and Director
William H. Binnie	67	Chairman of the Board of Directors*
Michael P. Ibe	78	Vice Chairman of the Board of Directors and Executive Vice President- Development and Acquisitions
Cynthia A. Fisher	64	Director*
Scott D. Freeman	61	Director*
Emil W. Henry, Jr.	64	Director*
Tara S. Innes	67	Director*

* We have determined that these directors qualify as “independent” under the standards of the NYSE and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Darrell W. Crate has served as our Chief Executive Officer since January 2024, as President since September 2024 and as a director since February 2015. Mr. Crate served as the Company’s Chairman of the Board from February 2015 through December 2023. In addition to his service with the Company, Mr. Crate founded Easterly Capital, LLC in 2009 and holds various titles in its related entities. Since 2015, Mr. Crate has also been the Managing Principal of Easterly Asset Management (formerly Easterly Partners Group). From 1998 to 2011, Mr. Crate served as the Chief Financial Officer of Affiliated Managers Group (NYSE: AMG), a global asset management holding company. Mr. Crate was previously the Managing Director of the Financial Institutions Group of the Chase Manhattan Corporation based in London and New York, focusing exclusively on investment management firms. Mr. Crate served as Treasurer and on the executive committee of Romney for President during each of the 2008 and 2012 election cycles. Mr. Crate earned his BA from Bates College, where he serves as trustee emeritus, and his MBA from Columbia Business School.
William H. Binnie has served as a director since February 2015 and as Chairman of the Board since January 2024. Prior to his appointment as Chairman, Mr. Binnie was the Company’s Lead Independent Director, a position he held since 2016. Mr. Binnie has served as President and Chief Executive Officer of Carlisle Capital Corporation, a private investment and management company with a focus on media and real estate businesses, since 1996. Mr. Binnie served as Chairman of the board, founder and chief executive officer of Carlisle Plastics, Inc., a NYSE listed company that was a consumer company producing products made from plastic, from 1984 until its acquisition by Tyco International Ltd. in 1996. Mr. Binnie is the Chairman of NH1 News, as well as President of 19 radio stations in the Carlisle Media organization. Mr. Binnie was also a candidate for the U.S. Senate from New Hampshire in 2010. Mr. Binnie earned his MBA from Harvard Business School and his AB from Harvard University and is a former member of the Board of Overseers of Harvard University.
Michael P. Ibe has served as our Executive Vice President—Development and Acquisitions and Vice Chairman of the Board since February 2015. Mr. Ibe co-founded Western Devcon, Inc. in 1987 and has since then served as president, where he has been primarily responsible for all phases of acquisition and development in each endeavor, including build-to-suit GSA-leased properties of Western Devcon, Inc. and its affiliates. His experience related to construction dates back to 1980, when he served as Vice President of Construction at Ibe Investments, a family-owned real estate company specializing in high-density residential developments in Phoenix, Arizona and luxury single-family developments in San Diego, California. From 1970 to 1980, Mr. Ibe served as a contract administrator and later a vice president and general manager, of Lampco Industries, a San Diego, California manufacturer of precision components for jet engines and nuclear reactors. Mr. Ibe attended Mesa College and San Diego State University.
Cynthia A. Fisher has served as a director since February 2015. Ms. Fisher is an independent investor, entrepreneur, and advisor. She is Founder and Chairman of PatientRightsAdvocate.org, a nonprofit, non-partisan organization that seeks systemwide healthcare price transparency to empower American consumers and employers to know actual quality and prices of care and coverage upfront and create a functional marketplace in healthcare to lower costs, improve quality, and broaden affordable access through competition and choice. In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as Chairman and Chief Executive Officer of ViaCord, Inc. from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as its president and as a member of the board of directors. ViaCell, the successor to ViaCord, went public in 2005 (Nasdaq: VIAC) and was subsequently sold to PerkinElmer (NYSE: PKI) in 2007. Ms. Fisher also serves on the board of directors of another public company, the Boston Beer Company, Inc. (NYSE: SAM), and on the board of directors of several not-for-profit businesses. She also co-founded and is Chairman of Fitmoney.org which provides curriculum for K-12 financial literacy. Ms. Fisher serves on the board of the National Park Foundation and previously served on the board of directors of Water.org. Ms. Fisher holds an MBA from Harvard Business School and a BS and honorary Doctorate of Science from Ursinus College.
Scott D. Freeman has served as a director since May 2020. Mr. Freeman is Managing Partner of FHR Capital, LLC, a privately held real estate investment and advisory company. Prior to joining FHR Capital in July 2019, Mr. Freeman was with Colony Capital from April 2005 through June 2019 where he was Managing Director and Global Head of Portfolio

Management of Colony Capital, Inc. and co-founder of Colony Realty Partners, LLC. Before Colony, he was a Partner and the Director of Acquisitions at TA Associates Realty, LLC from February 1994 to February 2004 where he served on the firm’s Executive Committee and Investment Committee and chaired the Acquisition Committee. Previously, he was an Asset Manager with General Electric Investments and with Aetna Realty Investors. Scott is involved in various volunteer and charitable organizations including serving as a trustee at Bates College. Scott received a BA in Political Science from Bates College and an MBA with concentrations in Real Estate and Finance from the Kellogg School at Northwestern University.
Emil W. Henry, Jr. has served as a director since February 2015. Mr. Henry is a former Assistant Secretary of the U.S. Treasury for Financial Institutions and currently is the Chief Executive Officer of Tiger Infrastructure Partners, a private equity firm he founded that is focused on infrastructure investment opportunities. Prior to founding Tiger Infrastructure Partners in 2009, Mr. Henry was head of the Lehman Brothers Private Equity Infrastructure businesses, where he oversaw infrastructure investments. In 2005, Mr. Henry was appointed Assistant Secretary of the U.S. Treasury for Financial Institutions by the President of the United States. Until his departure in 2007, he was a key advisor to two Treasury secretaries on economic, legislative and regulatory matters affecting U.S. financial institutions and markets. Before joining the U.S. Treasury, Mr. Henry was a partner of Gleacher Partners LLC, an investment banking and investment management firm, where he served as chairman of asset management and managing director, and where he oversaw the firm’s investment activities. After attending business school, Mr. Henry was a member of the principal investing arm of Morgan Stanley, where he was involved in the execution of leveraged buyouts on the firm’s behalf. Mr. Henry’s board memberships presently include ArrowMark Financial Corp, a Nasdaq listed company as well as the boards of a number of private portfolio investments of Tiger Infrastructure Partners. He is also a member of the Council on Foreign Relations. Mr. Henry earned his MBA from Harvard Business School and his BA in Economics from Yale University.
Tara S. Innes has served as a director since February 2020. Ms. Innes is a former Managing Director, Global Head of Public Fixed Income Research at AIG Investments, Inc., a position she held from 2009 until April 2016, where she led a team of analysts in New York, London, Tokyo and Tel Aviv responsible for analysis and investment recommendations across investment grade, high yield, sovereign, municipal, and emerging markets asset classes. From 2006 to 2009, Ms. Innes was Team Leader of Financial Institutions at AIG Asset Management US LLC. Before joining AIG in 2006, Ms. Innes served as managing director and team leader for REITs and Financial Institutions at Fitch Learning US Inc., a subsidiary of Fitch Ratings, Inc. Prior to joining Fitch in 2004, Ms. Innes served in various positions at MetLife, Inc. and Merrill Lynch Hubbard, Inc. focused on real estate investments and finance. Ms. Innes is a member of the Board of Directors, Treasurer and Chairman of the Finance Committee of The Credit Roundtable Association, an organization of institutional investors she co-founded in 2007 to educate investors and advocate for bondholders. Ms. Innes has been a frequent speaker at international investor and issuer conferences on a variety of fixed income investment topics and maintains longstanding relationships with the capital markets and syndication teams at many of the largest investment banks. Ms. Innes is National Association of Corporate Directors (NACD) Directorship Certified and earned her CERT Certificate in Cybersecurity Oversight through NACD by completing the Cyber-Risk Oversight Program in 2023. Ms. Innes earned her BA from Boston College.
Biographical Information Regarding Executive Officers Who Are Not Directors
As of the date of this proxy statement, our executive officers who are not directors are as follows:

Name	Age	Position
Allison E. Marino	41	Executive Vice President and Chief Financial Officer
Franklin V. Logan	55	Executive Vice President, General Counsel and Secretary

Allison E. Marino is our Executive Vice President and Chief Financial Officer. From August 2021 until January 2024, Ms. Marino served as the Company’s Senior Vice President and Chief Accounting Officer and from January 2024 until March 2025, Ms. Marino continued in her role as Chief Accounting Officer in addition to her current role. Prior to joining the Company, Ms. Marino served as Vice President and Corporate Controller of Carr Properties, a private real estate investment trust focused on the ownership, acquisition and development of office properties, from February 2020 to August 2021. She first joined Carr Properties in 2015 as a Director of Accounting. Prior to that, Ms. Marino served in Marriott International, Inc.’s Financial Reporting and Analysis group from 2010 to 2015 in various capacities, including as a Senior Manager and Manager. She began her career at Ernst & Young, LLP in its real estate practice. Ms. Marino is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. She earned her BS in Business Administration from the University of Pittsburgh and her MBA from the University of North Carolina.
Franklin V. Logan is our Executive Vice President, General Counsel and Secretary. From January 2018 until his appointment as Executive Vice President in February 2023, Mr. Logan served as our Senior Vice President, General Counsel and Secretary. Before joining our company in January 2018, Mr. Logan was an associate in the Real Estate Industry Group of Goodwin Procter LLP, where he represented various REITs in securities law, public and private mergers and acquisitions, corporate governance and general corporate matters. Before joining Goodwin Procter LLP in 2010, Mr. Logan served as a Government Affairs Representative at Stuntz, Davis and Staffier, PC, a Washington, D.C. law firm, where he represented the interests of clients before the U.S. Congress and various federal agencies on a wide range of issues from general appropriations and budgetary matters to issues of homeland security, telecommunications, immigration, criminal justice and healthcare. He began his career as staff member to a United States Senator. Mr. Logan earned his JD from Georgetown University Law Center and his BA from Rice University.
Director Independence
Under the corporate governance listing standards of the NYSE, at least a majority of our directors and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be “independent” as defined by the NYSE. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).
The Board has determined that each of the following existing directors is an “independent director” as defined by the NYSE rules: William H. Binnie, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes. Our independent directors meet regularly in executive sessions without the presence of our executive officers and non-independent directors.
The Board and its Committees
The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees currently is composed exclusively of independent directors, in accordance with the NYSE listing standards. The principal functions of each committee are briefly described below. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.easterlyreit.com under the “Investor Relations—Governance—Governance Guidelines” section. Additionally, the Board may from time to time establish certain other committees to facilitate the management of our company.
The Board held eight meetings in 2024. Our Audit Committee met five times in 2024. Our Compensation Committee met six times in 2024. Our Nominating and Corporate Governance Committee met four times in 2024. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board which were held during the period that such person served on the Board and (ii) the total number of meetings of committees of the Board held during the period that such person served on such committee.

Audit Committee
Our Audit Committee consists of four of our directors, each of whom is an independent director. Each of Ms. Innes and Messrs. Henry and Freeman qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards.
We have an Audit Committee charter that details the principal functions of the Audit Committee, including oversight related to:
•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the performance of our internal audit function; and
•	our overall risk assessment and management.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in this proxy statement. In addition, the Audit Committee oversees our risk assessment and management process, including processes related to cybersecurity. Additional information regarding the functions performed by our Audit Committee is set forth in the Audit Committee report. Ms. Innes is the chair and Ms. Fisher, Mr. Freeman and Mr. Henry serve as members of the Audit Committee.
Compensation Committee
Our Compensation Committee consists of five of our directors, each of whom is an independent director. We have a Compensation Committee charter that details the principal functions of the Compensation Committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of other senior officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation and equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for non-employee directors.
Mr. Binnie is the chair and Ms. Fisher, Mr. Freeman, Mr. Henry and Ms. Innes serve as members of the Compensation Committee.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of four of our directors, each of whom is an independent director. We have adopted a Nominating and Corporate Governance Committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:
•	identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•	recommending to the Board nominees for each committee of the Board;
•	annually facilitating the assessment of the Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•	annually reviewing and making recommendations to the Board regarding revisions to the Amended and Restated Corporate Governance Guidelines and the Code of Business Conduct and Ethics.
The Nominating and Corporate Governance Committee also has oversight responsibilities over the Company’s environmental (including climate change), social and related governance, or ESG, initiatives, risks, strategies and policies. Ms. Fisher is the chair and Mr. Binnie, Mr. Freeman and Mr. Henry serve as members of the Nominating and Corporate Governance Committee.
Board Qualifications
We value different views, experiences, skill sets and backgrounds in identifying and selecting Board members. Our Board nominees reflect a variety of perspectives, including a complementary mix of skills, experience, and backgrounds, that we believe are important to our ability to represent the interests of all our shareholders.

Skills / Qualifications	Darrell W. Crate	William H. Binnie	Cynthia A. Fisher	Scott D. Freeman	Emil W. Henry, Jr.	Michael P. Ibe	Tara S. Innes
Public Company Executive / Director
Investment / Financial Experience
Portfolio / Investment Management Experience
Government Experience
Direct Property Acquisition Experience
Direct Property Asset Management Experience
Credit Analysis Background
Direct Debt Investment Experience
Entrepreneurial Background
Private Equity Investment Experience
REIT Management Experience

Director Compensation
In 2024, we paid to each of our non-employee directors an annual retainer equal to approximately $190,000, consisting of $75,000 payable in equal bi-annual cash installments and an equity award having a value of approximately $115,000 granted upon the election of the non-employee director following the 2024 annual meeting. The equity awards will vest upon the earlier of the anniversary of the date of grant or the Company’s 2025 annual meeting of stockholders and was made in the form of shares of restricted common stock, or, if elected by such non-employee director, long-term incentive units in our operating partnership, or LTIP units (or a combination of both). In addition, each non-employee director who served as a chair of one of the standing committees of the Board received a $25,000 cash retainer for service as a chair in 2024.
The Compensation Committee periodically reviews the compensation of our non-employee directors. In 2024, our Compensation Committee engaged Ferguson Partners Consulting, or FPC, to review our director compensation program and conduct a benchmark analysis of non-employee director compensation programs in place at comparable public companies. Based on its review, the Compensation Committee made no changes to our director compensation program in 2024. Under our director compensation program, directors do not receive meeting attendance fees for any meeting of our Board or a committee thereof that he or she attends. However, we do reimburse each of our directors for travel expenses incurred in connection with his or her attendance at full Board and committee meetings.
Directors of our company who are also employees receive no additional compensation for their services as directors. The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2024:

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
William H. Binnie	100,000	114,989	214,989
Cynthia A. Fisher	100,000	114,991	214,991
Scott D. Freeman	75,000	114,991	189,991
Emil W. Henry, Jr.	75,000	114,991	189,991
Tara S. Innes	100,000	114,994	214,994

(1)
In connection with our 2024 annual meeting, we granted (i) 9,527 shares of restricted common stock to each of Messrs. Freeman and Henry and Ms. Fisher, (ii) 7,042 shares of restricted common stock and 2,814 LTIP units to Ms. Innes, and (iii) 10,787 LTIP units to Mr. Binnie, in each case pursuant to our 2024 Equity Incentive Plan. Such awards were the only unvested equity awards to our non-employee directors outstanding on December 31, 2024, and will vest upon the earlier of the anniversary of the date of grant or the 2025 annual meeting. Amounts shown reflect the aggregate grant date fair value of shares of restricted stock and LTIP units, as applicable, issued to each director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718, disregarding the estimate of forfeitures.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.
At our 2024 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. More than 97% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur no later than the 2030 annual meeting of stockholders.
Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The Board unanimously recommends a vote FOR this resolution.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.
Vote Required; Effect of Vote
Assuming the presence of a quorum a majority of all of the votes cast on this proposal at the annual meeting is required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the 2025 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our formation in 2014 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.
A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires, and will be available to respond to appropriate questions.
The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Vote Required; Effect of Vote
Assuming the presence of a quorum, a majority of all of the votes cast on the matter at the annual meeting is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Abstentions will have no effect on this proposal.
Fee Disclosure
Audit and Non-Audit Fees. The aggregate fees billed to us by PricewaterhouseCoopers LLP, an independent registered public accounting firm, for the indicated services for the years ended December 31, 2024 and 2023 were as follows:

	2024 ($)	2023 ($)
Audit fees(1)	1,224,310	1,082,800
Audit related fees(2)	189,500	84,200
Tax fees(3)	503,560	468,239
All other fees(4)	2,120	954
Total	1,919,490	1,636,193

(1)
Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for professional services performed by PricewaterhouseCoopers LLP related to comfort letters, consents and assistance with documents filed with the SEC and securities offerings.

(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(4)
All other fees consist of fees for subscription access to an accounting and auditing research library. Excludes audit and tax fees for services performed by PricewaterhouseCoopers LLP directly for our unconsolidated joint venture.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, or a designated Audit Committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee, or a designated Audit Committee member. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the Securities and Exchange Commission, or SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.
The undersigned members of the Audit Committee of the Board of Directors of Easterly Government Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2024 as follows:
1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Easterly Government Properties, Inc. for the fiscal year ended December 31, 2024;
2.
the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

3.
the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Submitted by our Audit Committee
Tara S. Innes (Chair)
Cynthia A. Fisher
Scott D Freeman
Emil W. Henry, Jr.

CORPORATE RESPONSIBILITY
We are committed to operating our business responsibly and creating long-term value for our stockholders through the implementation of our business strategy as well as strong corporate stewardship. We have an in-house committee, comprised of employees and members of senior management, that meets regularly to identify, initiate, and monitor sustainable practices in all aspects of our business for the benefit of our tenants, shareholders, employees, and the community at large. The Nominating and Corporate Governance Committee oversees the Company’s environmental, social and related governance (“ESG”) efforts, and is charged with reviewing and discussing periodically, but no less than annually, with management the Company’s ESG strategy, initiatives and policies.
In 2024, we published our third annual Environmental, Social, and Governance Report (“ESG Report”) which included information on our progress towards meeting our previously announced environmental and social goals as well as an update to our alignment with five United Nations Sustainable Development Goals. These goals aim to help reduce our greenhouse gas (“GHG”) emissions and address climate change performance. Additionally, we continue to utilize our ESG software provider to assist in aggregating and analyzing environmental data such as energy and water usage and GHG emissions in our portfolio.
We continue to build on the corporate responsibility initiatives first adopted in 2020 as part of the Company’s Environmental Sustainability, Social Responsibility and Human Rights Policy (our “E&S Policy”). The environmental sustainability policies outlined in our E&S Policy are designed to address environmental risks and opportunities in our business, promote greater awareness and responsibility among our employees, and engagement with our U.S. Government tenant agencies. The social responsibility policies are designed to reinforce our core principles regarding competitive compensation, ethical behavior, workplace safety, open and risk-free communication and legal compliance. We believe these commitments align seamlessly with our pledge to provide a work environment that attracts, develops, and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement.
We are committed to strong corporate governance and transparency for our stockholders and review corporate best practices on an ongoing basis. Over the years since our formation, we have adopted a majority voting standard in uncontested elections, a director resignation policy, stock ownership guidelines for our directors and senior management and a clawback policy. In 2021, upon the recommendation of the Nominating and Corporate Governance Committee and the approval of the Board, our stockholders overwhelmingly approved an amendment to our bylaws that allows stockholders the right to amend our bylaws. Effective as of January 1, 2024, the Board appointed Darrell W. Crate as our Chief Executive Officer and William H. Binnie as Chairman of the Board, thereby separating the role of Chairman of the Board from our management team. The appointment reflects the Board’s belief that strong independent Board leadership in the form of an independent Chairman is in the best interests of the Company.
Our ESG Reports and our E&S Policy are available on our website at www.easterlyreit.com under the “Corporate Responsibility” section. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Environmental Sustainability

Under the Energy Policy Act of 2005, the U.S. Government maintains “green lease” policies that include the “Promotion of Energy Efficiency and Use of Renewable Energy” as one of the factors it considers when leasing property and we continue to partner with the GSA to promote sustainability. The U.S. Government’s “green lease” initiative permits U.S. Government tenants to require LEED-CI certification in selecting new premises or renewing leases at existing premises.
We actively seek opportunities to better assess our portfolio’s performance and explore methods to improve efficiency over time. In addition, we are committed to increasing the energy efficiency of our portfolio properties by identifying, adopting and implementing strategic management approaches designed to mitigate the reliance on non-renewable energy sources and capitalize on the opportunities provided by clean or renewable energy sources. In furtherance of this commitment, we continually strive to work collaboratively with our tenants by implementing environmentally-driven energy efficiency programs. To achieve our sustainability objectives, we have implemented and continually seek to enhance our existing environmental programs including the following:

ESG Report. In our inaugural ESG Report published in 2022, we publicly announced our first set of energy consumption reduction goals. These goals include a 10% energy use intensity reduction and a 5% water use intensity reduction, in each case by 2030. To track our progress on these goals, we have been conducting an ongoing benchmark analysis of the annual energy and water usage and annual emissions at properties in our portfolio. We continue to report our progress on these portfolio optimization goals in our ESG Reports, published on an annual and recurring basis.

Green Globes® Certifications. We continually seek opportunities to grow the Company’s portfolio of Green Globes certified properties. Green Globes uses a science-based independent system to rate environmental sustainability, health and wellness, and resilience of commercial real estate. All ten of the medical outpatient facilities leased to the U.S. Department of Veterans Affairs that we acquired through our unconsolidated joint venture are Green Globes certified.

Green Lease Leaders. In 2023, we were recognized as a Premier Member of the U.S. Environmental Protection Agency’s, or EPA, ENERGY STAR Certification Nation as well as a Silver Level Green Lease Leader by the Department of Energy’s Better Building Alliance. For the 2024 certification year, we had 19 ENERGY STAR certified buildings. Additionally, over 45% of our assets have achieved at least one sustainability related certification such as ENERGY STAR, LEED, or Green Globes.

Solar Program. We continue to evaluate our portfolio for opportunities to deploy solar projects, such as the installation of a solar project at our FEMA - Tracy property, which we successfully completed in 2021.

Energy Efficient Upgrades. We actively seek and promote environmentally-driven energy efficiency programs that help the U.S. Government achieve its conservation, sustainability and efficiency goals, including:

•	LED lighting retrofits and controls;
•	Training programs on energy efficiency and strategies to ensure lights and equipment are turned off when not in use;

•	Installation of EPA WaterSense® plumbing fixtures in renovated restrooms;
•	Installation of pre-cooling systems;
•	Proactive inspection, maintenance and replacement of major building equipment with more energy-efficient components;
•	Daytime cleaning schedules for janitorial staff to reduce HVAC and lighting needs;
•	Retro-commissioning of building systems and ongoing maintenance;
•	Installation of smart controls, air filter replacements, upgrading building automation systems, and programming building automation systems to restrict HVAC operations to hours of tenant occupancy;
•	Installation of exterior irrigation systems that adjust operation based on rainfall and/or utilize “gray water”;
•	Establishment of recycling programs in coordination with our tenants’ operations;
•	Procurement and utilization of interior cleaning, paper, and landscaping products that comply with U.S. Government Green Procurement guidance; and
•	Promoting the use of sustainable features in our construction projects.

Assessing Potential Properties for Acquisition. In evaluating new investments, we obtain an environmental site assessment of the property (Phase I) as part of our underwriting efforts to evaluate the environmental condition of the property, including whether there is indication of any release of hazardous substances, chemical or waste storage, or other environmental concerns or risks, and to determine whether the property and its operations meet certain environmental standards. In addition, each potential acquisition undergoes a “green” property condition assessment (PCA) in order to determine the building’s current energy efficiency potential and sustainability characteristics.

Corporate Headquarters. We believe that promoting sustainable environmental practices in the workplace can lead to a more vibrant and productive work environment for our employees. We demonstrate our commitment to environmental sustainability initiatives at our LEED Gold certified headquarters and our other corporate office through the implementation of the following:

•	Recycling materials such as aluminum, paper and plastic;
•	Utilizing an automated LED lighting control system;
•	Encouraging employees to power down equipment at the end of the day;
•	Using ENERGY STAR certified computers, monitors, copiers and printers; and
•	Encouraging a paperless environment.

Employee Engagement

We are committed to providing an engaging work environment that generates long-term value for our employees and stockholders. We also strive to provide a positive and safe workplace by promoting the health, wellness and development of our employees while upholding our corporate responsibility as a public company for the benefit of our stockholders and tenants. To further these objectives, we have established a number of policies and programs and undertaken various initiatives, including:
Employee Compensation and Benefits. We maintain cash- and equity-based compensation programs designed to attract, retain and motivate our employees.

Employee Health and Safety. We recognize the importance of the health, safety and environmental well-being of our employees, and are committed to providing and maintaining a healthy work environment. We offer a comprehensive benefits program as well as a 401(k) with a matching employer contribution, flexible spending accounts, employee assistance program, financial wellbeing training, income protection through our sick pay, salary continuation and long-term disability policies, paid vacation, paid parental and adoption leave and holiday and personal days to balance work and personal life. In addition to our benefits program, we offer a number of work/life enhancements at our corporate headquarters, including, but not limited to, a complimentary gym membership, complimentary bicycle parking, healthy snacks, filtered water and ergonomic workstations.

Employee Training and Professional Development. We encourage our employees to take advantage of various internal training opportunities and those provided by outside service providers to the extent these are business related. All corporate employees, including members of our management team, receive annual training about our business, the Company’s structure and the important laws and policies that affect the Company, with a focus on ethics, compliance and internal controls. We have also retained a third-party provider to provide our employees with ongoing mandatory training concerning important cybersecurity issues. In 2024, we enhanced our professional development program by awarding each employee $500 per year to use towards conferences, workshops, webinars, and courses that further his or her career skills. In addition, many of our employees hold professional licenses and we encourage them to and reimburse them for participation in qualified ongoing continuing professional education such as is typically required of certified public accountants. We also provide all of our employees with biannual performance and career development reviews.

Focus on Ethics and Compliance. We prohibit corruption in all its forms, including bribery, kickbacks or other improper payments, transfers or receipts. In addition, pursuant to our policies governing Company and employee interactions with the Federal government, employees are prohibited from offering, soliciting, or accepting anything of value, including money, gifts, or entertainment, to a customer or from a supplier, vendor, or subcontractor where doing so would influence the award or performance of Federal government contracts or subcontracts. All employees, including members of the management team, participate in mandatory annual training sessions to supplement the Company’s zero tolerance approach with respect to anti-corruption policies.

Community Outreach. We believe in taking an active role in bettering our communities through community service and outreach and we encourage our employees to personally participate in volunteer activities. In addition, we actively seek out opportunities to partner with local non-profit organizations to better serve the communities in which our employees live and work. We have established a charitable donation-matching program pursuant to which the Company will match up to $500 per year of each employee’s donation to a qualifying charitable organization. In addition, we provide up to eight hours of paid time off per year for each employee to volunteer in their communities and support causes that matter to them. These eight hours are provided in addition to two Company sponsored volunteer days per year that we offer on an annual basis. In 2024, for example, we partnered with the U.S. Marine Corps Reserve Toys for Tots program, a 501(c)(3) to provide gifts to economically disadvantaged children during the holiday season. The team worked together with the Marines to sort, organize, and prepare the toys for distribution. The team’s efforts helped the local Anacostia-Washington, DC Toys for Tots team distribute 55,852 toys to 36,113 children within the DC community.

Freedom of Association. We respect our employees’ right to form, join or not join, labor unions, without fear of reprisal, intimidation or harassment. In the event that any of our employees are represented by a legally recognized union, we are committed to bargaining in good faith with that union.

Additionally, Easterly is committed to supporting small businesses in the communities in which we operate. As such, over time Easterly is developing small business utilization goals to ensure that we continue to be positive contributors to the communities supporting the operations of our portfolio.

Corporate Governance

We are committed to operating our business under strong and accountable corporate governance practices and have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

We Have a Majority Independent Board. In 2020, we increased the number of independent directors on the Board from four to five. Following the retirement of William C. Trimble, III, our former Chief Executive Officer, President and director on December 31, 2023, approximately 71% of our Board is independent.

We Have an Independent Chairman of the Board. Effective January 1, 2024, the Board separated the role of Chairman of the Board from the senior management team, appointing our former Lead Independent Director, William H. Binnie, as an independent Chairman of the Board, reflecting the Board’s commitment to strong, independent oversight of our management and affairs.

We Continually Evaluate our Corporate Governance Policies. Since our formation, we have adopted a majority voting standard in uncontested elections, a director resignation policy, stock ownership guidelines for our directors and senior management and a clawback policy.

We Proactively Seek to Improve our Corporate Governance Practices. In 2021, upon the recommendation of the Nominating and Corporate Governance Committee and the approval of the Board, our stockholders overwhelmingly approved an amendment to our bylaws that allows stockholders the right to amend our bylaws.

Our Key Board Committees Are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.
We Value Stockholder Input. We conduct regular and active stockholder engagement.
We Measure Board Performance. We conduct annual evaluations of our Board and each of its committees.
Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

We Have Opted Out of Certain Provisions of the MGCL. We have opted out of the business combination and control share acquisition provisions of the Maryland General Corporate Law, or the MGCL, and certain provisions of Title 3, Subtitle 8 of the MGCL that would allow us to stagger our Board and we may not opt in to these provisions without stockholder approval.

The Board is Not Staggered. Each of our directors is subject to re-election annually.

We Do Not Have a Stockholder Rights Plan. In addition, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we then submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

ADDITIONAL CORPORATE GOVERNANCE MATTERS
We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the “Investor Relations—Governance—Governance Guidelines” section of our website at www.easterlyreit.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics, and Amended and Restated Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Business Conduct and Ethics, and Amended and Restated Corporate Governance Guidelines by directing your request in writing to Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Attention: Investor Relations. Additional information relating to the corporate governance of the Company is also included in other sections of this proxy statement.
Corporate Governance Guidelines
The Board has adopted Amended and Restated Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Amended and Restated Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Amended and Restated Corporate Governance Guidelines and recommending, as appropriate, proposed changes to the Board.
Director Independence
The Board has determined that each of our director nominees, except for Messrs. Crate and Ibe, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as currently in effect. Furthermore, the Board has determined that the Chairman of the Board and each of the other directors serving as members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Business Conduct and Ethics.
We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. Our Code of Business Conduct and Ethics is posted on the “Investor Relations—Governance—Governance Guidelines” section of our website at www.easterlyreit.com. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics that apply to any of our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.
Communications with the Board
We have a process by which stockholders and other interested parties may communicate with the non-employee directors, both individually and as a group, through the Chairman of the Board. In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent in writing or by email to: William H. Binnie, Chairman of the Board, Easterly Government Properties, Inc., c/o Allison Marino, Executive Vice President and Chief Financial Officer, 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Email: chairmanoftheboard@easterlyreit.com. Under the Company’s stockholder communications policy, the Company’s Chief Financial Officer acts as agent for the Lead Independent Director in facilitating direct communications to the non-employee directors, forwarding such communications to the Chairman of the Board. Any such communications may be made anonymously.
Audit Committee Complaint Procedures
Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
Director Attendance at Annual Meetings
We have a policy pursuant to which all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. Where a director is unable to attend an annual meeting in person, but is able to do so by telephonic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. Six out of seven directors attended our 2024 annual meeting of stockholders either in person or by telephonic conferencing.
Director Tenure and Board Refreshment
Led by our Nominating and Corporate Governance Committee, the Board is focused on creating and maintaining board composition that has the objectivity, mix of skills and background, reputation and experience to provide comprehensive and effective oversight of the Company’s strategic and operational goals, as well as the knowledge, ability and independence to deliver the high standard of governance expected by our stockholders.
The Nominating and Corporate Governance Committee and the Board are mindful that director tenure can be relevant to the Board’s performance and believe that ongoing board refreshment is an important component for ensuring an appropriate mix of skills and providing fresh perspectives, while leveraging the institutional knowledge and insight of the Board’s longer-tenured members. The Board includes several longer-serving directors with significant expertise and institutional knowledge who bring critical skills to the boardroom. Such longer-serving directors have a deep understanding of the Company’s business and strategy, provide historical context in Board deliberations, and enhance Board dynamics and the Board’s relationship with management. The average tenure of our directors, including management directors, is currently approximately nine years.
Identification of Director Candidates
Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders.
At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each director candidate (i) has experience at a strategic or policymaking level in a business, legal, accounting, government, non-profit or academic organization of high standing, (ii) is highly accomplished in their respective field, (iii) is well regarded in the community and must have a reputation for the highest ethical and moral standards and (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.
In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee must recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board will be “independent” in accordance with the standards established pursuant to Section 303A of the NYSE Listed Company Manual, (ii) each of its Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors, and (iii) at least one member of the Audit Committee will have accounting or related financial management expertise.
Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating and Corporate Governance Committee may, but is not required to, consider (i) whether the nominee has direct experience in the real estate industry, particularly in the office real estate or government-leasing industry, and (ii) whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. For more information of the skills and qualifications of the current members of the Board, see “Proposal 1: Election of Directors—Board Qualifications.”
The Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. No proxies are being solicited for director candidates other than the Company’s nominees and no director candidates were recommended by our stockholders for election at the 2025 annual meeting.
Board Leadership Structure
The Board believes it is important to maintain flexibility to determine its leadership structure based on the best interests of the Company and its stockholders and, regardless of the specific leadership structure in effect, to incorporate a strong defined leadership role for an independent director. Although, our bylaws provide that the Board shall designate a Chairman of the Board, we do not have a firm policy with respect to whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate or combined or whether the Chairman of the Board should be an independent director.

From our initial public offering in February 2015 until January 1, 2024, the roles of Chairman of the Board and Chief Executive Officer were separate but the Chairman role was held by Darrell W. Crate, who was not considered an independent director. The independent directors instead selected William H. Binnie to serve as Lead Independent Director starting in May 2016.
Effective January 1, 2024, the Board appointed Mr. Crate as our Chief Executive Officer and Mr. Binnie as Chairman of the Board, thereby separating the role of Chairman of the Board from our management team and eliminating the need to appoint a separate Lead Independent Director. Michael P. Ibe continues to serve as our Vice Chairman of the Board and each member of the Board other than Messrs. Crate and Ibe is independent. Our Board believes that this leadership structure is appropriate because it provides for the continuity of strong leadership from both Mr. Crate and Mr. Binnie, while also enhancing our independent directors’ oversight of our business and affairs through the role played by Mr. Binnie as independent Chairman of the Board.
As part of these changes to our leadership structure, we amended our Amended and Restated Corporate Governance Guidelines to provide that if the Chairman of the Board is an independent director, then he or she shall assume the responsibilities of the Lead Independent Director and there will not be a separate Lead Independent Director. Accordingly, under our Amended and Restated Corporate Governance Guidelines, our Board leadership structure will include either an independent, non-executive Chairman of the Board or a Lead Independent Director.
Mr. Binnie, as Chairman of the Board, has the following responsibilities:
•	presiding at all meetings of the Board, including executive sessions of independent directors;
•	serving as liaison between the senior management team and the independent directors;
•	approving information sent to the Board;
•	approving Board meeting agendas;
•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.
Our Chairman of the Board also has the authority to call special meetings of the Board and meetings of the independent directors.
Risk Oversight
The Board is responsible for overseeing the Company’s strategy and risk management process and discharges its duties both as a full board and through its committees. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
As reflected in the Audit Committee charter, the Board has delegated to the Audit Committee oversight of the Company’s risk assessment and management process. Among its duties, the Audit Committee reviews with management (i) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (ii) the Company’s system of internal controls over financial reporting, and (iii) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee has oversight responsibility of the Company’s risk management processes related to cybersecurity. The Audit Committee meets at least annually with management, our internal auditor and our contracted Chief Technology Officer to discuss our cybersecurity program in regards to potential significant financial or operational risk exposures and the measures implemented to monitor and address those risks, including those that may result from cybersecurity threats. As necessary or appropriate, these discussions may include our risk assessment and risk management policies.
Our other committees of the Board also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. The Board has delegated to the Nominating and Corporate Governance Committee oversight responsibilities over the Company’s environmental (including climate change), social and related governance, or ESG, initiatives, risks, strategies and policies. In addition, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of our goals that may be inherent in the Company’s compensation program.
The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for company-wide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
The Board and its committees receive regular reports from management on potential risks to the Company in the context of, among other things, market conditions, leasing activity and expected expirations, management of debt maturities and interest-rate risk, access to capital markets, ESG risks, cybersecurity-related risks and succession planning.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that the Board leadership structure supports this approach.
Executive Sessions of Non-Management Directors
Our Amended and Restated Corporate Governance Guidelines require the independent directors to meet at regularly scheduled executive sessions without management participation and at least once each year. The Chairman of the Board presides at those meetings. In accordance with such requirement, our independent directors meet in executive sessions after each regularly scheduled meeting of the entire Board and at such other times that the independent directors deem appropriate.
Stockholder Engagement and Outreach
Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy as well as our compensation philosophy. We meet regularly with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. In addition, our senior management team regularly participates throughout the year in investor conferences as well as one on one meetings with our investors. In connection with our annual stockholder meeting, we also proactively engage in dialogue with our stockholders to solicit their feedback on our executive compensation programs and our corporate governance policies and programs. We plan to continue to focus on stockholder engagement in 2025, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision making process.
Annual Elections; Majority Voting
Our bylaws provide for majority voting in uncontested director elections, pursuant to which a director is elected in an uncontested election if he or she receives more votes for his or her election than votes against his or her election. Pursuant to our Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election must promptly submit a written offer to resign to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and, if applicable, the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the Board’s decision regarding his or her resignation, but will participate in other Board matters until the Board’s decision is made with respect to his or her resignation. Our bylaws retain plurality voting for contested director elections.
Insider Trading Policy
Our Board has adopted an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all of our directors, officers, employees and other covered persons. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. It is also our policy to comply with all insider trading laws and regulations. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Anti-Hedging and Anti-Pledging Policy
Under our policies, no employee, including executives, or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time, unless such transaction has been approved by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not approved nor entertained any requests for waivers from our anti-hedging policy.
We also have an anti-pledging policy whereby no employee, including executives, or director may pledge Company securities or securities convertible into Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.
Prior to our initial public offering, our current Chief Executive Officer (previously our Chairman), and our current Vice Chairman were granted limited contractual rights to pledge the common units, and the shares into which such common units may be converted, they received in exchange for the properties and entities contributed at the time of our initial public offering. The grant of these rights was an integral part of the agreements entered into as part of our formation and our initial public offering and necessary to secure the properties comprising our initial portfolio. These rights are contractually fixed and pre-date the appointment of any of the members of our existing Nominating and Corporate Governance Committee and the implementation of our corporate governance policies. In October 2022 and April 2025, our Vice Chairman requested and was granted a limited waiver to modify the terms of his existing pledge agreement entered into in connection with our formation transactions and our initial public offering. Under the waiver, our Vice Chairman is permitted to increase the number of common units pledged, but only to the extent such common units, or shares of common stock upon conversion of such common units, had previously been pledged in connection with our formation transactions and initial public offering and then subsequently released from such pledge. In April 2025, our Chief Executive Officer was also granted a limited waiver to modify the terms of his existing pledge agreement. The waivers granted in April 2025 permit our Vice Chairman and our Chief Executive Officer to increase the number of shares of common stock pledged by 750,000 shares and 125,000 shares, respectively. For more information regarding pledged shares as of the filing date of this proxy statement, see “Security Ownership of Certain Beneficial Owners and Management.”

Minimum Equity Ownership Guidelines
We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. The Board has adopted minimum equity ownership guidelines that require each of the Company’s Section 16 officers and non-employee directors to maintain a minimum equity investment in the Company, expressed as a multiple of base salary or annual cash retainer. Under these guidelines, covered individuals must maintain an equity investment in the Company having a value equal to or greater than (i) in the case of our Chief Executive Officer, a multiple of six times base salary, (ii) in the case of our other named executive officers, a multiple of two times base salary, and (iii) in the case of non-employee directors, a multiple of five times annual cash retainer.
Each individual covered by the policy must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy and the date of such individual’s appointment, and if such minimum is not attained within the specified period, he or she must retain 50% of the value of any equity held and subsequently awarded, net of taxes, until such minimum is met. All of our Section 16 officers and outside directors are in compliance with our minimum equity ownership guidelines.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Throughout this proxy statement, the following individuals who served as our chief executive officer and chief financial officer during 2024 and the other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules, are collectively referred to as our named executive officers.

Named Executive Officer	Title
Darrell W. Crate	Chief Executive Officer, President and Director
Allison E. Marino(1)	Executive Vice President and Chief Financial Officer
Michael P. Ibe	Director, Vice Chairman of the Board of Directors and Executive Vice President-Development and Acquisitions
Franklin V. Logan	Executive Vice President, General Counsel and Secretary
Meghan G. Baivier(2)	Former President and Chief Operating Officer

(1)	Prior to March 17, 2025, Ms. Marino was also the Company’s Chief Accounting Officer.
(2)	Ms. Baivier resigned from the Company effective September 13, 2024.
The Compensation Committee has designed our executive compensation program to achieve the following:
•	Provide a competitive level of pay through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs;
•
Maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and company performance; and

•
Reward our executives based on the achievement of company and individual goals and our strategic objective of delivering long-term stable and consistent returns through annual and long-term performance-based incentive compensation, including cash and equity-based incentives.

The compensation decisions made by the Compensation Committee have reflected our high level of achievement overall with respect to (i) the contributions of our named executive officers to our financial and operating performance, and (ii) pre-established performance measures and goals under our incentive cash bonus program and our long-term equity incentive plan.
2024 Say-on-Pay Vote
At the Company’s 2024 annual meeting of stockholders, stockholders cast an advisory vote on the compensation of our named executive officers for 2023. The result of this vote showed strong support for our executive compensation program and policies, despite a recommendation by one of the proxy advisory firms that stockholders vote against our 2024 Say-on-Pay proposals due solely to the acceleration of vesting of our co-founder and former CEO’s time-based LTIP units upon his retirement, a common practice in our industry.

Easterly Say-on-Pay Support

2024 Business Highlights
In January 2024, with the appointment of Mr. Crate as Chief Executive Officer, the Company outlined a set of short-term and long-term strategic and operational goals focused on increasing its acquisition activity, identifying and implementing a wide array of cost-efficiency measures and broadening the Company’s outreach efforts to investors and other stakeholder groups. Despite challenging conditions in the capital markets and headwinds in the broader real estate industry, the Company’s named executive officers executed on its 2024 initiatives and successfully guided the Company on a path to optimizing operating expenses, successfully acquiring accretive buildings, winning development awards, and putting capital to work as a construction lender, as illustrated by the following achievements.

10.0 yrs
Portfolio's weighted average remaining lease term

45%+
Percentage of portfolio assets with at least one green certification

212,777
Approximate number of square feet under development

97%
Percentage leased across the Easterly portfolio[1]

$2.87b
Total Enterprise Value

100
Number of properties in the Easterly portfolio

$230m
Total Acquisition Volume, either wholly owned or pro rata

$1.17
Core FFO per share on a fully diluted basis for 2024[2]

$315m
Capacity to issue shares under our ATM Programs

19.3 yrs
Weighted average lease term for leases renewed in 2024

$1.29b
Market Cap (Fully-Diluted)

BBB Stable
Investment grade credit rating from KBRA

$3.1b
Aggregate rental income due from U.S. Government over remaining lease terms

93.3%
Annualized lease income derived from the U.S. Government

84.5%
Percentage of fixed rate debt exposure[3]

AA+
Credit Rating of Easterly's Primary Tenant

36
Different tenant agencies with the U.S. Government in the Easterly portfolio

9%
Average dividend yield for 2024[4]

Note: Unless otherwise noted, data presented is as of December 31, 2024.

(1)	For purposes of calculating percentage leased, we exclude from the denominator total square feet that was unleased and to which we attributed no value at the time of acquisition.
(2)
For the year ended December 31, 2024, we achieved net income of $20.6 million, or $0.19 per share on a fully diluted basis, and Core Funds from Operations (“Core FFO”) of $126.9 million, or $1.17 per share on a fully diluted basis. Refer to Appendix A to this proxy statement for a reconciliation.

(3)	Includes our 2016 term loan facility and our 2018 term loan facilities which are effectively swapped to fixed interest rates.
(4)	Based on our daily dividend yield from January 1, 2024 through December 31, 2024, as reported by S&P Global.
•
Portfolio: As of December 31, 2024, we wholly owned 90 operating properties and ten operating properties through an unconsolidated joint venture (the “JV”) in the United States encompassing approximately 9.7 million leased square feet (9.2 million pro rata), including 92 operating properties that were leased primarily to U.S. Government tenant agencies, four operating properties entirely leased to tenant agencies of a U.S. state or local government and three operating properties that were entirely leased to private tenants.

•
Acquisitions: During 2024, we acquired, either directly or through the JV, ten properties for an aggregate pro rata contractual purchase price of approximately $230.0 million, comprised of $189.1 million of wholly owned acquisitions and $40.9 million from a pro rata JV acquisition. Our 2024 acquisitions highlight the Company’s expanded investment strategy to include (i) mission-critical facilities leased to private sector government contractors that help fulfill key government functions through the use of specialized real estate and (ii) properties leased to high-credit state and local governments.

The wholly-owned acquisitions include:
•
ICE – Dallas, a 135,200 square foot facility primarily leased to the U.S. Immigration and Customs Enforcement (ICE) and two additional triple net (NNN) private tenants with a weighted average initial lease term for all three tenancies of 16.2 years;

•
HSI – Orlando, a 27,840 square foot facility 100% leased to Homeland Security Investigations (HSI), the principal investigation arm within the Department of Homeland Security (DHS), with a 15-year lease that does not expire until March 2036;

•	ICE – Orlando, a 49,420 square foot facility that is 100% leased to ICE, featuring a 20-year lease that does not expire until August 2040;
•
Northrop Grumman – Dayton, a 99,246 square foot facility 100% leased to Northrop Grumman Systems Corporation (Northrop Grumman) located in Beavercreek, Ohio, a suburb of Dayton, adjacent to Wright-Patterson Air Force Base;

•	Northrop Grumman – Aurora, a 104,136 square foot facility 100% leased to Northrop Grumman, located in Aurora, Colorado, adjacent to Buckley Space Force Base;
•	IRS – Ogden, a 100,000 square foot facility leased to the Internal Revenue Service (IRS), located in Ogden, Utah; and
•	WCPSS – North Carolina, a combined 295,253 square foot campus across three assets leased primarily to the Wake County Public School System (WCPSS) which includes the following properties:

Wake County I – Cary: a 75,401 square foot facility 100% leased to WCPSS through June 30, 2034 with annual rent escalations;
Wake County II – Cary: a 98,340 square foot facility 100% leased to WCPSS through June 30, 2034 with annual rent escalations; and

Wake County III – Cary: a 121,512 square foot facility 63% leased to WCPSS through June 30, 2034 with annual rent escalations, 31% leased to Jacobs Engineering with annual rent escalations, and 6% currently available for future leasing as a value-add opportunity.

Through the JV, we also acquired:
•
VA – Jacksonville, a 193,100 leased square foot U.S. Department of Veterans Affairs (VA) outpatient facility located in Jacksonville, Florida that is subject to a 20-year lease that does not expire until October 2043. VA - Jacksonville was the final property to be acquired in the previously announced portfolio of 10 properties 100% leased to the VA under predominately 20-year firm term leases.

•	Development Activity:
In 2024, we were awarded a 20-year lease to develop a 50,777 rentable square foot Federal courthouse in Flagstaff, Arizona (“JUD - Flagstaff”). JUD - Flagstaff is expected to be a state-of-the-art, three-story courthouse incorporating a number of important safety features, including perimeter fencing, natural and constructed physical barriers, required setbacks, and building security.
We also have a development property located in Atlanta, Georgia, which is currently under development to become a 162,000-square foot build-to-suit FDA laboratory. Upon completion of the development, the property will be subject to a 20-year non-cancelable lease with the GSA for the beneficial use of the FDA.
•
Leasing Activity: As of December 31, 2024, our operating properties were 97% leased. For purposes of calculating percentage leased, we exclude from the denominator total square feet that was unleased and to which we attributed no value at the time of acquisition. During 2024, the Company renewed 144,172 leased square feet of the Company's portfolio for a weighted average lease term of 19.3 years.

•
Financial Results: For the year ended December 31, 2024, we achieved net income of $20.6 million, or $0.19 per share on a fully diluted basis, and Core FFO of $126.9 million, or $1.17 per share on a fully diluted basis. Refer to Appendix A to this proxy statement for a reconciliation.

•	Balance Sheet and Capital Markets Activities:
•
We continued to use our at-the-market equity offering program, or ATM Program, to support the future growth of our business by issuing an aggregate of 5,491,217 shares of the Company's common stock in settlement of previously entered into forward sales transactions at a weighted average price per share of $12.95, raising net proceeds to the Company of approximately $71.1 million.

•	We received an investment grade issuer credit rating from Kroll Bond Rating Agency, LLC (“KBRA”) of BBB with Stable Outlook.
•
We executed a new $400 million revolving credit facility (the “Revolver”) with an accordion feature that allows the Company to request additional lender commitments of up to $300 million with an initial maturity of June 2028.

•	We entered into an interest rate swap to effectively fix the interest rate on $25.5 million of the Revolver.
•	Dividends: We maintained our quarterly cash dividend of $0.265 per share of common stock, declaring aggregate dividends of $1.06 per share of common stock for the year ended December 31, 2024.
•
Corporate Responsibility: We continued to seek out opportunities to increase the energy efficiency of our portfolio by identifying, adopting and implementing strategic management approaches designed to mitigate the reliance on non-renewable energy sources and capitalize on the opportunities provided by clean or renewable energy sources. We also continued to build on our ongoing commitment to providing an engaging work environment that generates long-term value for our employees and for our stockholders. Highlights of our 2024 corporate responsibility accomplishments including the following.

•
We released the Company's third annual Environmental, Social, and Governance Report, which includes summaries of the Company's charitable giving program, continued volunteer efforts and governance policies, including the Board's commitment to seeking a range of views, experiences and skillsets when selecting Board members.

•	We achieved a 4% decrease in total portfolio energy consumption year-over-year.
•	We continued our gift-matching program pursuant to which we will match each employee’s qualifying charitable contribution up to a specified annual amount.
•
We continued to expand our focus on extensive and ongoing training programs for all our employees, including members of our management team, on a range of topics including business ethics, compliance, internal controls and cybersecurity issues.

Overview of Compensation Philosophy & Objectives
We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executive officers while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. Our executive compensation programs are designed to:

attract and retain talented and experienced executives in our industry;
motivate our executives whose knowledge, skills and performance are critical to our success;
align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

encourage our executive officers to achieve meaningful levels of ownership of our stock. We believe our executive compensation programs are effectively designed and work in alignment with the interests of our stockholders with a number of key features including:

What We Do	What We Don’t Do

A significant portion of our executive officers’ total compensation opportunity is based on performance (i.e., not guaranteed) and salaries comprise a modest portion of each executive officer’s total compensation opportunity.
We do not provide tax gross-up payments to any executive.

We align our executive officers with our long-term investors by awarding a significant percentage of their equity compensation in the form of long-term performance-based equity awards that use absolute and relative total shareholder returns and key operational measures as the reference metrics.
We do not provide “single-trigger” change of control cash severance payments or equity incentive grants.
We have a clawback policy that requires the Company to recoup excess compensation received by an executive officer in the event of a material restatement of our financial results.	We do not encourage unnecessary or excessive risk taking; incentive awards do not have guaranteed minimum or uncapped payouts.
We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.
We do not overemphasize service-based vesting conditions at the expense of performance-based criteria. The majority of our long-term incentive grants must be earned based on rigorous performance criteria.

We have minimum equity ownership guidelines for our named executive officers and non-employee directors.	We allow very limited perquisites for our executive officers, structured with specific business rationales.

Roles of the Compensation Committee, Compensation Consultant and Management
Compensation Committee
Our executive compensation programs are administered by the Compensation Committee of the Board. The members of the Compensation Committee are William H. Binnie (Chair), Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes, each of whom is “independent” under the independence standards of the NYSE. The Compensation Committee has overall responsibility for monitoring the performance of our executives and evaluating and approving our executive compensation plans, policies and programs. In addition, the Compensation Committee oversees and administers our 2024 Equity Incentive Plan.
Compensation Consultant
The Compensation Committee retained Ferguson Partners Consulting, or FPC, as its independent outside compensation consultant until May 2024. FPC provided the Compensation Committee with peer group market data and practices used to determine the overall design of the Company's 2024 executive compensation program and to set 2024 base salaries and 2024 long-term incentive grants, which were issued to our named executive officers in January 2024. In May 2024, the Compensation Committee replaced FPC, as its independent outside compensation consultant, with FTI Consulting, or FTI. At the direction of the Compensation Committee, FTI conducted a review of the design, targets and criteria previously recommended by FPC with respect to the Company’s 2024 annual incentive cash bonus program. All executive compensation services provided by FTI and FPC were conducted under the direction or authority of the Compensation Committee, and all work performed by FTI and FPC was pre-approved by the Compensation Committee. Neither FTI, FPC nor any of their respective affiliates maintains any other material business relationships with the Company or our executive officers.
Management
In 2024, our Chief Executive Officer attended Compensation Committee meetings, provided information as to the individual performance of the other executive officers and made annual recommendations to the Compensation Committee of appropriate compensation levels for all executive officers other than himself. Nonetheless, all components of our named executive officers’ compensation must be and were approved by the Compensation Committee in its sole discretion.

Peer Group
The Compensation Committee regularly reviews external market data to determine the competitiveness of our executive compensation structure. Because of our unique position as the only internally managed public company REIT focused primarily on the acquisition, development and management of commercial properties leased to the U.S. Government, there are no directly comparable peers against which we can assess pay and performance. For external comparisons and in light of best practices, the Compensation Committee, in consultation with FPC, determined that our peer group should generally contain companies that are similar in size to us, defined as companies that are generally between approximately one-half (0.5x) and twice (2.0x) our size, as defined by total capitalization, a commonly used metric for determining size in the REIT industry. In 2024, we removed Retail Opportunity Investments Corp. and Kite Realty Group Trust from our peer group due to M&A activity and changes in capitalization. Our peers used to assist the Compensation Committee in making 2024 executive compensation decisions consisted of the following public company REITs:

Company	Ticker	Equity Market Capitalization ($ millions)(1)(2)	Total Capitalization ($ millions)(1)	Company Size as a Multiple of Easterly (as defined by Equity Market Capitalization)	Company Size as a Multiple of Easterly (as defined by Total Capitalization)
Terreno Realty Corp	TRNO	5,898	6,722	4.4	2.3
CareTrust REIT, Inc.	CTRE	5,067	5,464	3.8	1.9
COPT Defense Properties	CDP	3,547	5,989	2.6	2.0
DiamondRock Hospitality Company	DRH	1,885	3,065	1.4	1.0
Xenia Hotels & Resorts, Inc.	XHR	1,589	2,942	1.2	1.0
LTC Properties, Inc.	LTC	1,564	2,248	1.2	0.8
Elme Communities	ELME	1,344	2,043	1.0	0.7
Easterly Government Properties, Inc.	DEA	1,340	2,941	NA	NA
Piedmont Office Realty Trust, Inc.	PDM	1,135	3,357	0.8	1.1
Brandywine Realty Trust	BDN	970	3,206	0.7	1.1

(1)	Total equity market capitalization and total capitalization numbers as of December 31, 2024. (Source: S&P Global)
(2)
Total equity market capitalization is defined as the aggregate market capitalization of all issues of common equity whether traded or non-traded, including convertible common stock on a one-to-one basis until the conversion window opens, and then at the conversion rate, further assuming the conversion of all convertible subsidiary equity into common. If pricing is not available for secondary classes, the price of the primary class is applied.

FPC provided market data and practices of our peer group for the Compensation Committee to consider, as well as executive compensation trends and developments. Specifically, FPC provided information regarding the design and levels of compensation paid by our peers and overall advice to determine the appropriate structure of our executive compensation programs.
For purposes of determining the overall level of our named executive officers’ compensation (i.e., base salary, annual incentive cash bonus and long-term equity incentive compensation), the Compensation Committee reviews both the total compensation and the mix of compensation components paid by our peer group to executives in comparable positions. Each named executive officer’s target compensation, however, is not mechanically established as a particular percentage of the peer group. The Compensation Committee also takes into account the named executive officer’s role and experience, as compared to our peers’ executives, and other factors, such as experience, retention and responsibility. In addition, the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be made based on the full review of individual and Company performance, as well as market data.

Overall, FPC determined that our executive compensation programs, as structured, are competitive relative to our peers. Based upon the review of peer group compensation levels, and general industry compensation levels, the Compensation Committee believes that the value and design of our executive compensation programs are appropriate for a company of our size, structure and business.
Elements of the Compensation Program
We have designed our executive compensation programs to include three principal elements – (i) base salary, (ii) annual incentive cash bonus, and (iii) performance- and service-based long-term equity incentives, in the form of long-term incentive units in our operating partnership, or LTIP units, each of which is integrated into the Company’s executive compensation program and intended to achieve different objectives. We believe that an emphasis on annual incentive cash bonus and long-term equity incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of both long-term value and short-term results, and encourages prudent evaluation of risks.
The following graphics illustrate the mix among base salary, incentive cash bonus and long-term equity compensation for our Chief Executive Officer and each of our other named executive officers as a percentage of his or her total compensation for 2024.

(1)
Amounts shown consist of (i) 2024 base salary, (ii) 2024 target incentive cash bonus compensation, and (iii) the grant date fair value of long-term equity incentive grants made in 2024 to each of our named executive officers, including Ms. Baivier, who resigned from the Company effective September 13, 2024.

As illustrated above, over 80% of our Chief Executive Officer’s annual pay opportunity and over 70% of our other named executive officers’ pay opportunities are performance-based and/or at risk, with more than 40% in the form of long-term equity awards that are aligned with stockholder interests.
Base Salary
The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain highly qualified executives while preserving significant flexibility to recognize and reward individual performance within the overall executive compensation program. Base salaries are reviewed annually by the Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.
In connection with its annual review of base salaries, the Compensation Committee approved the following 2024 base salaries for each of our named executive officers, taking into account each named executive officer’s individual performance, change in scope of responsibilities and prospects, and market data provided by FPC. In particular, the Committee determined it was appropriate to increase the base salaries for each of Mr. Crate and Mses. Baivier and Marino to better align with peer practices in light of their promotions effective January 1, 2024.

	Base Salary ($)
Named Executive Officer	2024	2023
Darrell W. Crate(1)	800,000	575,000
Allison E. Marino(2)	425,000	385,000
Michael P. Ibe	600,000	575,000
Franklin V. Logan(3)	425,000	-
Meghan G. Baivier(4)	650,000	625,000

(1)
Mr. Crate was appointed Chief Executive Officer effective January 1, 2024. During 2023, Mr. Crate served as Executive Chairman of the Board. His base salary for 2024 was the same as the base salary paid to our former Chief Executive Officer in 2023.

(2)
Ms. Marino was appointed Executive Vice President, Chief Financial Officer and Chief Accounting Officer effective January 1, 2024 until March 17, 2025, when she relinquished her position as Chief Accounting Officer. During 2023, Ms. Marino served as Senior Vice President and Chief Accounting Officer.

(3)	Mr. Logan was promoted to Executive Vice President in 2023 and did not become a named executive officer until the year ending December 31, 2024.
(4)
Ms. Baivier served as President and Chief Operating Officer from January 1, 2024 through September 13, 2024. During 2023, Ms. Baivier served as Executive Vice President, Chief Financial Officer and Chief Operating Officer. The amount of Ms. Baivier’s base salary from January 1, 2024 through the date of her departure from Company was approximately $462,500. Her annualized base salary for 2024 is included in the table above.

Annual Incentive Cash Bonus
Annual incentive cash bonuses are designed to reward our named executive officers for strong financial, operational and individual performance. We expect that eligibility to receive these cash bonuses will incentivize our named executive officers to strive to attain Company and individual performance goals that further our interests and the interests of our stockholders.
The Compensation Committee set target bonuses later than in previous years following its engagement of FTI as the committee’s new compensation consultant, based on a full review and reassessment of the 2024 annual incentive cash bonus program initially conducted by FPC. Following the transition, the Compensation Committee established the design of the 2025 annual incentive cash bonus program in late 2024, commensurate with timing in prior years.

Under the 2024 annual incentive cash bonus program, each of Messrs. Crate and Ibe and Ms. Marino were eligible to earn up to a maximum of 200% of target based on the Company’s achievement of objective performance criteria (representing 50% of the total bonus opportunity) and up to a maximum of 200% of target based on the named executive officer’s attainment of individualized subjective performance criteria (representing the remaining 50% of the total bonus opportunity). In light of his role as the Company’s General Counsel and his recent promotion to executive officer, Mr. Logan's bonus was based 100% on individualized subjective performance criteria for 2024. His total 2024 bonus opportunity was divided into two equal portions each having a target bonus opportunity of $150,000, with 50% determined and paid during the third quarter of 2024 based on his performance during the first half of the year and the balance determined and paid in 2025 based on his performance during the second half of 2024.
The final threshold, target and maximum bonus amounts allocated to each of our named executive officers, other than Ms. Baivier, for 2024 are listed below. Ms. Baivier was not considered for an annual incentive cash bonus in 2024, as she resigned from the Company on September 13, 2024, and is therefore not included in the following discussion regarding the Company's 2024 annual incentive cash bonus program.

Named Executive Officer	Threshold (50%) ($)	Target (100%) ($)	Maximum (200%) ($)
Darrell W. Crate	700,000	1,400,000	2,800,000
Allison E. Marino	150,000	300,000	600,000
Michael P. Ibe	350,000	700,000	1,400,000
Franklin V. Logan	150,000	300,000	600,000

2024 Objective Criteria. Fifty percent of the annual incentive cash bonus for each Messrs. Crate and Ibe and Ms. Marino was determined in a formulaic manner based on the Company’s attainment of performance and strategic objectives tied to the Company’s 2024 Core FFO per share on a fully diluted basis and the Company’s ratio of adjusted net debt to annualized quarterly pro forma EBITDA for the fourth quarter 2024. The objective component of the 2024 incentive cash bonus program was based on the attainment of rigorous “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for each objective component of each such named executive officer’s target cash incentive bonus payout, with performance:
•	below the threshold representing a 0% payout level for each of the performance measures,
•	at threshold representing a 50% payout level for each of the performance measures,
•	at target representing a 100% payout level for each of the performance measures, and
•	at maximum or greater representing a 200% payout level for each of the performance measures.
The Compensation Committee decided that it was appropriate to use 2024 Core FFO per share on a fully diluted basis as a performance measure, because Core FFO per share is a widely-accepted measure of a REIT’s earnings as well as a more accurate reflection of the ongoing operational and financial performance the Company’s core business. In addition, the Company considers Core FFO per share on a fully diluted basis to be a meaningful Company performance measure because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership and management of the Company’s assets.
The Compensation Committee also determined that the Company’s ratio of adjusted net debt to annualized quarterly pro forma EBITDA was an appropriate performance measure to use, as it provides investors and others with additional means of evaluating our overall financial flexibility, capital structure and leverage and is a key indicator of our ability to manage our balance sheet and cash flows in a rising interest rate environment. The Compensation Committee views the ratio as an appropriate measurement of the strength of our balance sheet and our ability to withstand negative economic trends. See Appendix A to this proxy statement for definitions of Core FFO, adjusted net debt and pro forma EBITDA and related reconciliations.

Overall, the Compensation Committee increased the rigor of the 2024 objective performance hurdles from those established in 2023, including (i) year-over-year increases to the threshold, target and maximum Core FFO per share performance hurdles, as a result of which the 2023 maximum performance Core FFO hurdle of $1.14 per share was below the 2024 threshold Core FFO performance hurdle of $1.16, and (ii) year-over-year changes to the threshold, target and maximum of the ratio of Adjusted Net Debt to Annualized Quarterly Pro Forma EBITDA performance hurdle resulting in the 2023 target and maximum performance hurdles equaling the threshold and target 2024 performance hurdles of 7.5x and 7.4x, respectively.
The following table sets forth, for each of the 2024 objective performance criteria, the final threshold, target and maximum levels established by the Compensation Committee, our actual 2024 results and the payout as a percentage of the objective component achieved. In establishing the hurdles for each of the performance objectives, the Compensation Committee considered the uniquely stable nature of our operations and determined that the narrow band between performance levels was consistent with our strategy to deliver long-term value to our shareholders.

Performance Criteria	Target Weighting Level	Threshold ($)	Target ($)	Maximum ($)	Actual 2024 Results ($)	Actual 2024 Payout Percentage Achieved (%)
Core FFO per share—fully diluted basis	50%	1.16	1.17	1.19	1.17	100
Adjusted Net Debt / Annualized Quarterly Pro Forma EBITDA	50%	7.5x	7.4x	7.2x	7.1x	200

2024 Individual Subjective Criteria. Individual goals for each of Messrs. Crate and Ibe and Ms. Marino accounted for up to 50% of such officer’s 2024 annual incentive cash bonus and for Mr. Logan 100% of his 2024 annual incentive cash bonus. In each case, determination of performance included a subjective evaluation of the leadership and managerial performance of each such named executive officer. In determining each of such named executive officer's achievement of his or her individual goals, the Compensation Committee assessed the performance of each such named executive officer as compared to his or her individual performance criteria, as set forth below, and made a determination regarding the level of performance achieved.

2024 Named Executive Officer	2024 Individual Performance Criteria
Darrell W. Crate Chief Executive Officer and President	Ensuring the Company achieves its overall strategic and operational objectives.
Providing leadership and direction in implementing the Company’s overall strategic business plans.
Promoting the Company’s vision, strategy and culture throughout the organization.

Leading the Company’s investor relations efforts and engaging with major stockholders and other market participants to effectively communicate the Company’s strategic and financial goals and objectives.

Identifying and developing departmental leaders and establishing clear objectives for senior management to align individual and Company goals and deliver superior results.
Establishing and ensuring implementation of corporate initiatives to drive growth and value optimization.
Allison E. Marino Executive Vice President, Chief Financial Officer and Chief Accounting Officer	Executing the Company’s capital sourcing objectives and effectively managing the Company’s balance sheet.
Leading the Company’s capital markets transactions, including the issuance of debt and equity, as well as its joint venture activities.
Supervising financial reporting and forecasting and related functions, systems, and personnel.
Communicating effectively the Company’s business strategy to investors and other market participants.

Overseeing the Company’s accounting, financial reporting, tax and risk management activities and ensuring implementation of internal accounting policies and controls consistent with applicable SEC, GAAP and SOX compliance.

Michael P. Ibe Vice Chairman of the Board and Executive Vice President—Development and Acquisitions	Identifying and executing government and other development and redevelopment projects to further the Company’s business objectives.
Sourcing acquisition opportunities, including potential sustainable property acquisitions, and overseeing the Company’s acquisition activities.
Identifying and implementing strategies to successfully compete for U.S. Government build-to-suit projects.
Overseeing the Company’s development activities from initial planning to final completion.
Providing leadership and expertise throughout the Company on U.S. Government’s procurement processes and standards.
Franklin V. Logan Executive Vice President, General Counsel and Secretary	Providing effective oversight over the Company’s compliance with federal security laws, NYSE requirements and other legal requirements.
Providing strategic support and advice to the Board and the Chief Executive Officer on emerging legal issues affecting the Company’s operations and new Company initiatives.
Advising the Board and senior management on governance, oversight and disclosure matters, including in the areas of ESG, cybersecurity, and compensation.
Overseeing and managing filings of non-quarterly SEC reports and supplemental reports.
Providing effective support and advice to the asset management and acquisitions teams on real estate and government contracting matters.

The decision to pay each of Messrs. Crate and Ibe and Ms. Marino 100% of their target bonus with respect to their individual subjective component was based on an assessment of each individual’s contributions to the

Company’s performance during 2024. The decision to pay Mr. Logan 125% of his target bonus was based on an assessment of both his execution of his individual goals as well as the Company's performance relative to the same objective criteria set forth above and his contributions toward meeting those objectives. In its determination, the Compensation Committee took into account the following accomplishments: (i) for Mr. Crate, resetting the Company’s culture to foster accountability and creativity using the “Leadership team” to promote strategic objectives across all verticals, achieving 3% year-over-year FFO per share growth, despite significant market headwinds and creating the framework for sustained future growth, and successfully transitioning to the role of Chief Executive Officer, (ii) for Ms. Marino, successfully transitioning to the role of Chief Financial Officer while maintaining her duties as Chief Accounting Officer, executing on a $400 million revolver recast and a $200 million senior unsecured notes offering, at attractive spreads in light of challenging interest rate environment, maintaining a flexible balance sheet and the Company’s strong corporate credit rating with KBRA, identifying and executing on cost efficiencies in the organization, including reducing portfolio operating costs and streamlining the Company’s accounting functions, (iii) for Mr. Ibe, acquiring 10 properties in 2024 for an aggregate purchase price of approximately $230.0 million, representing higher acquisition volume than in each of 2022 and 2023, successfully expanding the Company’s total addressable acquisition market, by acquiring two mission-critical facilities leased to Northrup Grumman and a portfolio of properties leased primarily to the Wake County, North Carolina, Public School System and being awarded a new development project (a net-zero courthouse) in Flagstaff, Arizona with a 20-year lease and identified other potential opportunities, and (iv) for Mr. Logan, providing strategic insight across our corporate and operational initiatives in line with his promotion to executive officer, ensuring compliance with regulatory agencies, supporting the CEO in board and committee meetings and effectively managing outside legal counsel.
Based on the Company’s performance with respect to the objective components of the annual incentive cash bonus program and factoring in the performance of each of Messrs. Crate, Ibe and Logan and Ms. Marino under the pre-established subjective criteria, the Compensation Committee awarded 2024 annual incentive cash bonuses in the amounts set forth in the table below.

Named Executive Officer	2024 Incentive Cash Bonus		2023 Incentive Cash Bonus
	Earned ($)	Percentage of Target Earned (%)	Earned ($)
Darrell W. Crate	1,750,000	125%	832,500
Allison E. Marino	375,000	125%	127,500
Michael P. Ibe	875,000	125%	832,500
Franklin V. Logan	375,000	125%	—

Year-over-year increases were driven by increases to the target performance levels in connection with the review conducted by FPC and FTI discussed above and, in the cases of Mr. Crate and Ms. Marino, their promotions effective January 1, 2024. Mr. Logan was promoted to Executive Vice President in 2023 and did not become a named executive officer until the year ending December 31, 2024.
Long-Term Equity Incentive Compensation
The Compensation Committee believes that a substantial portion of each named executive officer’s annual compensation should be in the form of long-term equity incentive compensation. Equity incentive awards encourage management to create stockholder value over the long-term, because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.
Historically, we have granted most of the long-term equity incentive awards to our named executive officers in the form of LTIP units. LTIP units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our 2024 Equity Incentive Plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but, as stated above, can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Prior to the performance measurement date, performance-based LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.
2024 LTIP Unit Awards. The long-term incentive program is designed to (i) further align the interests of our named executive officers with our stockholders over the longer term, (ii) support the objective of long-term consistent growth and reward our named executive officers based on our performance with respect to our total shareholder return, or TSR, and key Company operational metrics, and (iii) serve as a retention tool for our executives. The 2024 long-term incentive plan consists of a mix of (i) performance-based LTIP unit awards (50%) and (ii) service-based LTIP unit awards (50%). The performance-based LTIP unit awards may be earned based on the Company’s TSR performance, or TSR Performance LTIP Units, or based on the Company’s performance with respect to Company operational metrics, or Operational Performance LTIP Units.
TSR Performance LTIP Units. In order to reinforce our pay-for-performance compensation philosophy, the Compensation Committee awarded 40% of the performance-based LTIP unit grants in the form of TSR Performance LTIP Units. The TSR Performance LTIP Units can only be earned if we achieve rigorous performance goals over a three-year period based on (i) annualized TSR performance on an absolute basis, or Absolute TSR, (ii) annualized TSR performance as a percentile rank relative to the FTSE Nareit Equity REITs Index, or Nareit Equity Index Relative TSR, (iii) annualized TSR performance as a percentile rank relative to the FTSE Nareit Office REITs Index, or Nareit Office Index Relative TSR, and (iv) annualized TSR performance adjusted for the change in price of a zero-coupon 10-year Treasury note, or US Treasury Relative TSR. The TSR Performance LTIP Unit awards are based 25% on Absolute TSR, 25% on Nareit Equity Index Relative TSR, 25% on Nareit Office Index Relative TSR and 25% on US Treasury Relative TSR. For awards that may be earned based on our relative TSR performance, target performance is only achieved if we are in the 55th percentile.

The number of earned TSR Performance LTIP Units will be determined by the Compensation Committee following the end of the applicable performance period in accordance with the following payout matrices (as a percentage of target):

The LTIP units subject to Absolute TSR performance will be forfeited in their entirety if Absolute TSR is less than 4%, the LTIP units subject to each of Nareit Equity Index Relative TSR and Nareit Office Index Relative TSR will be forfeited in their entirety if Nareit Equity Index Relative TSR or Nareit Office Index Relative TSR, as applicable, is equal to or less than the 35th percentile of the Index, and the LTIP units subject to US Treasury Relative TSR performance will be forfeited in their entirety if US Treasury Relative TSR is less than 3%. In the event that Absolute TSR, Nareit Equity Index Relative TSR, Nareit Office Index Relative TSR or US Treasury Relative TSR, as applicable, falls between two levels in the applicable chart above, linear interpolation will be used to determine the number of LTIP units earned.

Earned awards (if any) will vest following the end of the performance period, subject to the grantee’s continued employment as set forth in the applicable award agreement. Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death or disability.
Operational Performance LTIP Units. In order to motivate our named executive officers with respect to a critical operating performance objective (without duplication with the objective criteria of our annual cash bonus program) and in support of our strategic focus on long-term stable and consistent growth, the Compensation Committee awarded the remaining 60% of the performance-based LTIP unit grants in the form of Operational Performance LTIP Units. The Operational Performance LTIP Units are subject to the attainment of operational criteria based on the Company’s average quarterly occupancy percentage over a three-year period. Grants may only be earned if the Company’s average quarterly occupancy percentage equals or exceeds 94% over a three-year period. If the target is not met at the end of the performance period, the issued LTIP units will be forfeited in their entirety. If performance for the performance measure exceeds target at the end of the three-year performance period, no additional LTIP units will be awarded.
Earned awards (if any) will vest following the end of the performance period, subject to the grantee’s continued employment as set forth in the applicable award agreement. Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death or disability.
Service-Based LTIP Unit Awards. In order to encourage the long-term retention of our named executive officers, the Compensation Committee granted 50% of the 2024 long-term incentive awards in the form of service-based LTIP unit awards. The Compensation Committee believes that service-based LTIP unit awards that vest over time independent of our TSR or operational performance promotes the retention of the Company’s talented management team, while still incentivizing a focus on long-term results because the ultimate value of the underlying stock awards is tied to our stock price.
The service-based LTIP units granted for 2024 will vest on December 31, 2026. Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death or disability.
The table below sets forth the total number of TSR Performance LTIP Units (at target), Operational Performance LTIP Units and Service-Based LTIP Units awarded to our named executive officers in 2024.

	TSR Performance LTIP Units				Operational Performance LTIP Units
Named Executive Officer(1)	Absolute (#)	Equity REIT Index Relative (#)	Office REIT Index Relative (#)	US Treasury Relative (#)	Occupancy Percentage (#)	Service- Based LTIP Units (#)
Darrell W. Crate	6,948	6,822	6,884	8,307	46,093	79,423
Allison E. Marino	1,009	991	1,000	1,207	6,696	11,538
Michael P. Ibe	4,256	4,179	4,218	5,088	28,236	48,653
Franklin V. Logan	447	439	443	535	2,968	5,115

(1)	Ms. Baivier’s 2024 LTIP unit grants were forfeited upon her resignation on September 13, 2024.

Status of Outstanding Performance-Based LTIP Unit Awards
The following chart summarizes the performance periods and outcomes of our LTIP unit performance awards granted in 2020, 2021 and 2022, each of which has ended, and the projected outcomes of our 2023 and 2024 LTIP unit performance awards, based on the closing price of our common stock on the NYSE as of December 31, 2024. For each year presented, the payout as a percentage of target is calculated based on the aggregate performance of our TSR performance LTIP unit awards and, as applicable, our operational performance LTIP unit awards, assuming our performance continues through the end of the applicable performance period at the same rate as had occurred from the beginning of each such period through December 31, 2024.
As shown below, in the aggregate, our outstanding performance LTIP unit awards and awards for which the applicable performance has ended are expected to perform below target as of December 31, 2024. This outcome illustrates the rigor of our compensation program, our pay-for-performance philosophy and the alignment of our management team with our stockholders. We provide a significant portion of annual compensation in the form of performance-based equity awards, the value of which are ultimately linked to our TSR performance.

Clawback Policy
The Company has a clawback policy that requires recovery from executive officers of incentive-based compensation that is earned, granted or vested based on the achievement of a financial reporting measure in the event of a required restatement of previously issued financial statements. The recoverable compensation includes any compensation received after the effective date of the clawback policy and in the three-year fiscal period preceding the date the Company was required to prepare the restatement that is in excess of the amount that would have been received had it been calculated based on the restated financial statements. Recovery is required regardless of fault or a covered officer’s role in the financial reporting process. The clawback policy has been filed as an exhibit to our Annual Report on Form 10-K.
The clawback policy is an amendment and restatement of the Company’s prior recoupment policy, effective as of February 20, 2019, and such prior recoupment policy (as was in effect prior to such amendment and restatement) shall continue to apply with respect to compensation subject to the terms of such policy that is not subject to terms of the current clawback policy.
Other Elements of Compensation
Employee Benefits and Perquisites. Our full-time employees are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance.

401(k) Plan. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.
Matching Charitable Contributions. We have a charitable donation-matching program pursuant to which the Company will match up to $500 per year of each employee’s donation to a qualifying charitable organization.
Accounting Standards
The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our equity incentive plans will be accounted for under ASC Topic 718.
Risk Considerations in Our Compensation Programs
The Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and its compensation consultant and our Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.
We structure the compensation to our executive officers to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portion of compensation (annual incentive cash bonus and long-term equity) is designed to encourage and reward both short- and long-term financial, operational and individual performance, with appropriate caps on the maximum amount of annual cash incentive compensation and shares and/or units that can be earned.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, our Compensation Committee recommended to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
William H. Binnie (Chair)
Cynthia A. Fisher
Scott D. Freeman
Emil W. Henry, Jr.
Tara S. Innes

Summary Compensation Table
The following table sets forth information regarding the compensation paid to our named executive officers:

Named Executive Officer and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Darrell W. Crate President and Chief Executive Officer	2024	800,000	—	2,065,428	1,750,000	9,875	4,625,303
	2023	575,000	—	1,266,665	832,500	—	2,674,165
	2022	525,000	—	1,264,946	832,500	—	2,622,446
Allison E. Marino Executive Vice President, Chief Financial and Accounting Officer	2024	425,000	—	300,043	375,000	14,194	1,114,237
	2023	385,000	—	200,245	127,500	13,735	726,480
	2022	335,000	—	199,934	112,500	12,796	660,231
Michael P. Ibe Director, Vice Chairman of the Board of Directors and Executive Vice President—Development and Acquisitions	2024	600,000	—	1,265,242	875,000	13,461	2,753,703
	2023	575,000	—	1,266,665	832,500	13,222	2,687,387
	2022	525,000	—	1,264,946	832,500	12,214	2,634,661
Franklin V. Logan Executive Vice President, General Counsel and Secretary	2024	425,000	—	132,990	375,000	15,682	948,672
Meghan G. Baivier Former Executive Vice President, Chief Operating Officer	2024	462,500	—	1,000,190	—	16,900	1,479,590
	2023	625,000	—	846,096	862,500	13,729	2,347,325
	2022	575,000	—	844,981	862,500	12,719	2,295,201

(1)	Represents actual base salary earned by each named executive officer during the applicable year.
(2)
Amounts shown do not reflect compensation actually received by the named executive officer. For each year, represents the grant date fair value of performance-based and service-based LTIP unit awards. The grant date fair value was determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The maximum values of the 2024 performance-based LTIP units awards, assuming that the highest level of performance is achieved, are as follows: Mr. Crate-$1,033,565; Ms. Marino-$150,136; Mr. Ibe-$633,132; Mr. Logan-$66,534; and Ms. Baivier-$500,496. A discussion of the assumptions used in calculating these values can be found in Note 9 to our audited financial statements beginning on page F-26 of our Annual Report on Form 10-K for the year ended December 31, 2024.

(3)
For 2024, represents matching 401(k) plan contributions for each named executive officer, $500 matching contributions made by the Company to Mr. Crate and Ms. Marino and $250 to Mr. Logan, in each case pursuant to the Company's charitable donation-matching program.

2024 Grants of Plan-Based Awards
The following table sets forth certain information with respect to each grant of an award made to our named executive officers in the fiscal year ended December 31, 2024.

Named Executive Officer	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards (#)	Grant date fair value of Stock and Option Awards(2) ($)
Darrell W. Crate		700,000	1,400,000	2,800,000
	1/2/24(3)							79,423	1,032,499
	1/2/24(4)				7,627	15,255	30,507		207,038
	1/2/24(5)					46,093			619,490
	1/19/24(4)				6,853	13,707	27,411		206,401
Allison E. Marino		150,000	300,000	600,000
	1/2/24(3)							11,538	149,994
	1/2/24(4)				995	1,991	3,982		29,984
	1/2/24(5)					6,696			89,994
	1/19/24(4)				1,107	2,216	4,431		30,071
Michael P. Ibe		350,000	700,000	1,400,000
	1/2/24(3)							48,653	632,489
	1/2/24(4)				4,198	8,397	16,792		126,441
	1/2/24(5)					28,236			379,492
	1/19/24(4)				4,672	9,345	18,687		126,820
Franklin V. Logan		150,000	300,000	600,000
	1/2/24(3)							5,115	66,495
	1/2/24(4)				441	882	1,764		13,283
	1/2/24(5)					2,968			39,890
	1/19/24(4)				490	982	1,963		13,322
Meghan G. Baivier		300,000	600,000	1,200,000
	1/2/24(3)							38,461	499,993
	1/2/24(4)				3,318	6,637	13,274		99,951
	1/2/24(5)					22,321			299,994
	1/19/24(4)				3,693	7,386	14,772		100,251

(1)	The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee.
(2)
Represents the grant date fair value of LTIP units granted to our named executive officers in 2024, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 9 to our audited financial statements beginning on page F-26 of our Annual Report on Form 10-K for the year ended December 31, 2024.

(3)
Represents service-based LTIP units granted to each of the named executive officers in 2024. For each named executive officer, the service-based LTIP units will vest on December 31, 2026, subject to the grantee’s continued employment.

(4)
Represents TSR performance-based LTIP unit awards granted to each of our named executive officers in 2024. The awards may be earned at threshold, target or maximum based on a performance period ending on December 31, 2026. The performance criteria are based 25.0% on the Company’s absolute total shareholder return performance, 25.0% on the Company’s total shareholder return performance relative to the FTSE Nareit Equity REITs Index, 25.0% on the Company’s total shareholder return performance relative to the FTSE Nareit Office REITs Index and 25.0% on the Company’s U.S. Treasury relative total shareholder performance during the performance period, with all LTIP units vesting when earned following the end of the performance period. The LTIP units based on the Company's absolute total shareholder return performance and on the Company's U.S. Treasury relative total shareholder performance were granted on January 2, 2024. The LTIP units based on the Company's total shareholder return performance relative to the FTSE Nareit Equity REITs Index and relative to the FTSE Nareit Office REITs Index were granted on January 19, 2024. For a description of threshold, target and maximum performance for each tranche, see “Executive Compensation – Compensation Discussion and Analysis– Long-Term Equity Incentive Compensation.”

(5)
Represents operational performance-based LTIP unit awards granted to each of our named executive officers in 2024. The performance criteria are based on the Company’s average quarterly occupancy percentage over a three-year performance period ending on December 31, 2026. During this period, average quarterly occupancy percentage must be at least 94%. No portion of the awards will be earned unless the target performance level is achieved. Earned awards, if any, may not exceed target and vest when earned following the end of the performance period, subject to the grantee’s continued employment.

Grants of all equity awards were made pursuant to our 2015 Equity Incentive Plan. The vesting of each award is subject to acceleration in connection with certain triggering events as described below under “—Potential Payments Upon Termination or Change in Control.” We pay holders of service-based LTIP units dividends, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. Prior to the performance measurement date, performance-based LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.
Outstanding Awards at December 31, 2024
The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of the fiscal year ended December 31, 2024.

	Stock Awards
Named Executive Officer	Number of Shares, Units or Other Rights That Have Not Vested(1) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)
Darrell W. Crate	125,394	1,424,476	119,703	1,359,826
Allison E. Marino	23,232	263,916	18,148	206,161
Michael P. Ibe	94,624	1,074,929	96,237	1,093,252
Franklin V. Logan	9,041	102,706	8,952	101,695
Meghan G. Baivier	—	—	—	—

(1)
Represents (i) 4,426 shares of restricted stock granted to Ms. Marino on August 10, 2021, which will vest on August 10, 2025; (ii) an aggregate of 103,136 service-based LTIP units granted on January 3, 2023, which will vest on December 31, 2025; and (iii) an aggregate of 144,729 service-based LTIP units granted on January 2, 2024, which will vest on December 31, 2026, in each case subject to applicable vesting conditions.

For each of our named executive officers, other than Ms. Baivier, the LTIP units will vest based on the following schedule, subject to the grantee’s continued employment:

Named Executive Officer	LTIP Units Vesting on December 31, 2025 (#)	LTIP Units Vesting on December 31, 2026 (#)
Darrell W. Crate	45,971	79,423
Allison E. Marino	7,268	11,538
Michael P. Ibe	45,971	48,653
Franklin V. Logan	3,926	5,115

(2)	The value of the awards represented in the table is based on a price per share or unit of $11.36, which was the closing price of our common stock on the NYSE as of December 31, 2024.

(3)	Includes the following performance-based LTIP unit grants:

Named Executive Officer	2022 Three- Year TSR Performance LTIP Unit Awards(a) (#)	2022 Three- Year Operational Performance LTIP Unit Awards(b) (#)	2023 Three- Year TSR Performance LTIP Unit Awards(c) (#)	2023 Three- Year Operational Performance LTIP Unit Awards(d) (#)	2024 Three- Year TSR Performance LTIP Unit Awards(e) (#)	2024 Three- Year Operational Performance LTIP Unit Awards(f) (#)
Darrell W. Crate	8,187	16,556	7,771	26,616	14,480	46,093
Allison E. Marino	1,295	2,616	1,229	4,208	2,104	6,696
Michael P. Ibe	8,187	16,556	7,771	26,616	8,871	28,236
Franklin V. Logan	700	1,414	664	2,273	933	2,968

(a)
Represents TSR performance LTIP units granted on January 3, 2022 for which the measurement period for assessing performance ended on December 31, 2024. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance, although none of the LTIP units were ultimately earned.

(b)
Represents operational performance LTIP units granted on January 3, 2022 for which the measurement period for assessing performance ended on December 31, 2024, although only 50% of the LTIP units were ultimately earned.

(c)
Represents TSR performance LTIP units granted on January 3, 2023 for which the measurement period for assessing performance ends on December 31, 2025. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2024, our named executive officers would earn an amount at or below threshold. These LTIP units, if any, will vest when earned, subject to the grantee’s continued employment.

(d)
Represents operational performance LTIP units granted on January 3, 2023 for which the measurement period for assessing performance ends on December 31, 2025. No portion of the awards will be earned unless the target performance level is achieved and earned awards, if any, may not exceed target. These LTIP units, if any, will vest when earned following the end of the performance period, subject to the grantee’s continued employment.

(e)
Represents TSR performance LTIP units granted on January 2, 2024 and January 19, 2024 for which the measurement period for assessing performance ends on December 31, 2026. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2024, our named executive officers would earn an amount at or below threshold. These LTIP units, if any, will vest when earned, subject to the grantee’s continued employment.

(f)
Represents operational LTIP units granted on January 2, 2024 for which the measurement period for assessing performance ends on December 31, 2026. No portion of the awards will be earned unless the target performance level is achieved and earned awards, if any, may not exceed target. These LTIP units, if any, will vest when earned following the end of the performance period, subject to the grantee’s continued employment.

2024 Option Exercises and Stock Vested
The following table sets forth the aggregate number of LTIP units and shares of restricted stock that vested in 2024. The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of our common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of LTIP units and shares of restricted stock vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions. There were no exercises of options, stock appreciation rights or similar instruments by any named executive officer during 2024.

Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Darrell W. Crate	42,706	517,414
Allison E. Marino	3,621	41,135
Michael P. Ibe	42,706	517,414
Franklin V. Logan	3,601	43,587
Meghan G. Baivier	13,202	171,494

Severance and Change in Control Benefits
None of our named executive officers as of December 31, 2024 are party to an employment agreement with the Company. Under separate agreements, each of our named executive officers is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for twelve months after termination of employment. As Mr. Ibe currently resides in the State of California where, generally, non-competition agreements are not enforceable, his agreement does not include a non-competition covenant following termination of his employment with us.
Pursuant to the terms of the LTIP unit awards outstanding as of December 31, 2024, vesting of LTIP units will be accelerated in the event of a termination of employment by us without cause, or termination of employment by the award recipient for good reason, death or disability. Vesting will also be accelerated in the event of a termination of employment by us without cause or termination of employment by the award recipient for good reason occurring in connection with or within 18 months after a change in control.
Potential Payments Upon Termination or Change in Control
The following table sets forth the amounts that would have been paid to our named executive officers (other than Ms. Baivier, who resigned effective September 13, 2024, as discussed above) in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a change in control; upon death or disability; upon a change in control without termination and upon a termination by us without “cause” or by the executive for “good reason” in connection with a change in control occurring, in each case, as of December 31, 2024 (the closing price per share of our common stock was $11.36 as of December 31, 2024). The amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. Ms. Baivier received no severance payments or other benefits upon her resignation and forfeited all of her outstanding equity awards for no value.

Named Executive Officer	Without Cause/ For GoodReason ($)	Death/ Disability ($)	Change in Control (No Termination)(2) ($)	Change in Control (Termination WithoutCause/ For Good Reason) ($)
Darrell W. Crate
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Award(1)	18,165	18,165	—	569,189
Service-Based Awards	1,424,476	1,424,476	—	1,424,476
Benefits Continuation	—	—	—	—
Total	1,442,641	1,442,641	—	1,993,665
Allison E. Marino
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(1)	9,815	9,815	—	87,764
Service-Based Awards	263,916	263,916	—	263,916
Benefits Continuation	—	—	—	—
Total	273,731	273,731	—	351,680
Michael P. Ibe
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(1)	—	—	—	502,247
Service-Based Awards	1,074,929	1,074,929	—	1,074,929
Benefits Continuation	—	—	—	—
Total	1,074,929	1,074,929	—	1,577,176
Franklin V. Logan
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(1)	114,975	114,975	—	44,979
Service-Based Awards	102,706	102,706	—	102,706
Benefits Continuation	—	—	—	—
Total	217,681	217,681	—	147,685
(1)
In accordance with the terms of our performance-based LTIP unit awards outstanding as of December 31, 2024, in the event of a change in control during the performance period, the performance period will be shortened to end on the date of the change in control and the executives’ awards will be based on performance through that date, with further proration if the change in control occurs prior to the final year of the performance period. Any LTIP units earned upon a change in control will remain subject to service-based vesting but will be fully vested in the event of termination by us without cause or by the executive for good reason within 18 months following the change in control. Based on our performance from the beginning of each applicable performance period through December 31, 2024, in the event of a change in control as of December 31, 2024, a portion of all of our outstanding performance LTIP unit awards would have been earned.

If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason (other than within 18 months following a change in control), the executive’s award will be calculated as of the end of the performance period in the same manner as if such termination had not occurred, but prorated based on the number of days in the performance period during which such executive was employed by us.

As of December 31, 2024, our named executive officers vested in performance-based LTIP units having the following values based on a per share value of $11.36, the closing price of our common stock on December 31, 2024, that were earned, upon determination by our Compensation Committee in February 2025, based on our performance for the period ending on December 31, 2024, and that would have vested upon such a termination: Mr. Crate - $114,975; Ms. Marino - $18,165; Mr. Ibe - $114,975 and Mr. Logan - $9,815. These amounts are included in the table above.

(2)	Does not include equity awards that by their terms only vest to the extent outstanding awards are not assumed by a successor company in connection with a change in control.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated by the SEC, we are providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of our Chief Executive Officer for the year ended December 31, 2024:
•	Median employee total annual compensation (excluding our Chief Executive Officer): $161,886
•	Our Chief Executive Officer total annual compensation (as reported in the “Summary Compensation Table” presented above): $4,625,303
•	Ratio of median employee total annual compensation to Chief Executive Officer total annual compensation: 29:1
We identified the median employee using the amount reported as compensation on the employee’s Form W-2 for the year ended December 31, 2024, for all individuals who were employed by us on December 31, 2024, the last day of our payroll year (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

Pay Versus Performance Disclosure
The information below presents the relationship between the compensation of our principal executive officer (“PEO”) and our other named executive officers (“Non-PEO NEOs”) and certain performance measures in accordance with Item 402(v) of Regulation S-K. For a discussion of our compensation programs and pay for performance philosophy, please refer to the section captioned “Compensation Discussion and Analysis,” above.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(3) ($)	Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income (in thousands) ($)	Core FFO per Share on a Fully- Diluted Basis(6) ($)
2024	4,625,303	4,070,331	1,574,051	909,529	66	97	20,578	1.17
2023	4,581,607	4,473,852	2,108,839	2,064,389	71	85	21,060	1.14
2022	4,125,176	1,508,380	2,053,135	939,493	70	80	35,562	1.28
2021	4,988,474	4,627,666	2,448,083	2,302,922	106	107	33,957	1.31
2020	4,214,702	2,881,942	2,242,406	1,632,911	100	86	13,528	N/A

(1)
For 2024, our PEO was Mr. Crate. For 2020, 2021, 2022 and 2023, our PEO was Mr. Trimble. For 2024, our Non-PEO NEOs consisted of Ms. Baivier, Mr. Ibe, Ms. Marino and Mr. Logan. For 2021, 2022 and 2023, our Non-PEO NEOs consisted of Ms. Baivier, Mr. Ibe, Mr. Crate, and Ms. Marino. For 2020, our Non-PEO NEOs consisted of Ms. Baivier, Mr. Ibe, Mr. Crate and Ms. Bernard.

(2)
Represents amounts of “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K, not the actual amount of compensation earned by or paid to the PEO during each year. The table below reflects the adjustments made from the amounts reported in the “Total” column of the Summary Compensation Table for each year to calculate the amounts set forth in “Compensation Actually Paid to PEO” column in the table above.

Year	Summary Compensation Table Total for PEO ($)	Less Summary Compensation Table Value of Equity Awards(a) ($)	Fair Value of Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2024	4,625,303	(2,065,428)	1,510,456	4,070,331
2023	4,581,607	(2,067,726)	1,959,971	4,473,852
2022	4,125,176	(2,064,957)	(551,839)	1,508,380
2021	4,988,474	(2,063,297)	1,702,489	4,627,666
2020	4,214,702	(1,652,210)	319,450	2,881,942

(a)	Represents the sum of the amounts reported in the “Stock Awards” column of the Summary Compensation Table for the applicable fiscal year.

(b)
The equity award adjustments for each fiscal year include the following: (i) the addition of the year-end fair value of any equity awards granted in the year that are outstanding and unvested as of the end of the year; (ii) for any awards granted in prior years that are outstanding and unvested as of the end of the fiscal year, the addition (or subtraction, if applicable) of the change in fair value of between the end of the prior fiscal year the end of the applicable fiscal year; (iii) for awards that are granted and vest in the same fiscal year, the addition of the fair value of such awards as of the vesting date; (iv) for awards granted in prior years that vest during the fiscal year, the addition (or subtraction, if applicable) of the change in fair value between the end of the prior fiscal year and the vesting date of such awards; (v) for awards granted in prior years that fail to meet the applicable vesting conditions during the fiscal year, the subtraction of the fair value of such awards at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on such awards in the applicable year prior to the vesting date. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Unvested ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Awards ($)	Total Equity Award Adjustments(i) ($)
2024	1,662,242	(300,232)	—	(9,462)	—	157,908	1,510,456
2023	902,534	(62,924)	1,008,591	(71,847)	—	183,617	1,959,971
2022	1,018,945	(1,143,017)	—	(558,348)	—	130,581	(551,839)
2021	2,127,304	(561,405)	—	35,910	—	100,680	1,702,489
2020	1,693,530	(1,515,183)	—	75,873	—	65,230	319,450

(i)
The fair values of time-based equity awards are based on the closing price of our shares of common stock as reported on the NYSE on the relevant valuation date and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date. The fair values of operational performance-based LTIP unit awards are based on the closing price of our shares of common stock as reported on the NYSE on the relevant valuation date, assumes estimated performance results as of the end of each reporting year and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date. The fair value of total shareholder return performance-based LTIP units are based on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718 and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date.

(3)
Represents amounts of average “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K, not the actual average amount of compensation earned by or paid to our named executive officers other than our PEO as a group. The table below reflects the adjustments made from the amounts reported in the “Total” column of the Summary Compensation Table for the named executive officers as a group (excluding our PEO) each year to calculate the amounts set forth in “Compensation Actually Paid to non-PEO NEOs” column in the table above, using the same methodology as set forth in footnote 1(b), above.

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Less Average Summary Compensation Table Value of Equity Awards(a) ($)	Average Fair Value of Equity Award Adjustments(b) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,574,051	(674,616)	10,095	909,529
2023	2,108,839	(894,918)	850,468	2,064,389
2022	2,053,135	(893,702)	(219,940)	939,493
2021	2,448,083	(904,613)	759,452	2,302,922
2020	2,242,406	(733,352)	123,857	1,632,911

(a)	Represents the sum of the amounts reported in the “Stock Awards” column of the Summary Compensation Table for the applicable fiscal year.

(b)	The equity award adjustments for each fiscal year reflect the same methodology set forth in footnote 1, above. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Unvested ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Awards ($)	Total Equity Award Adjustments(i) ($)
2024	341,692	(95,632)	—	(5,266)	(290,132)	59,433	10,095
2023	827,142	(41,584)	—	(15,481)	—	80,391	850,468
2022	440,993	(490,446)	—	(227,904)	—	57,417	(219,940)
2021	931,653	(229,037)	—	14,971	—	41,865	759,452
2020	751,692	(690,701)	—	33,794	—	29,072	123,857

(i)
The fair values of time-based equity awards are based on the closing price of our shares of common stock as reported on the NYSE on the relevant valuation date and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date. The fair values of operational performance-based LTIP unit awards are based on the closing price of our shares of common stock as reported on the NYSE on the relevant valuation date, assumes estimated performance results as of the end of each reporting year and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date. The fair value of total shareholder return performance-based LTIP units are based on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718 and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date.

(4)
TSR is calculated assuming a $100 investment in the Company and the peer group on December 31, 2019, and assuming the reinvestment of any dividends during the applicable measurement period, calculated through the end of the year shown based on share prices or index values, as applicable.

(5)
For each year, represents the TSR for the 2024 benchmarking peer group described in “Compensation Discussion and Analysis,” which includes the following peer companies: Brandywine Realty Trust, CareTrust REIT, Inc., COPT Defense Properties, DiamondRock Hospitality Company, Elme Communities, LTC Properties, Inc., Piedmont Office Realty Trust, Inc., Terreno Realty Corporation and Xenia Hotels and Resorts, Inc. As described in “Compensation Discussion and Analysis,” the 2024 benchmarking peer group is identical to the peer group we used for compensation benchmarking purposes in 2023, with the subtraction of Kite Realty Group Trust due to M&A activity and Retail Opportunity Investments Corp. because its total capitalization did not fit our size criteria. If we had continued to use the same peer group as we did in 2023, Peer Group Total Shareholder Return would be $122 for 2024, $89 for 2023, $83 for 2022, $107 for 2021, and $86 for 2020.

(6)
As required by Item 402(v) of Regulation S-K, the Company has identified Core FFO per share on a fully diluted basis as the most important financial metric used to link pay and performance for 2024. Fifty percent of the objective component of the Company’s annual incentive cash bonus program for 2024 was based on the Company’s achievement of Core FFO per share on a fully diluted basis. In addition, the Company considers Core FFO per share on a fully diluted basis to be a meaningful Company measure because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership and management of Company assets. The Company, however, did not begin reporting Core FFO financial results until 2022, when it publicly disclosed 2021 and 2022 Core FFO per share on a fully diluted basis, and did not use Core FFO in its annual incentive cash bonus program until 2023. As such, the Company’s Core FFO per share on a fully diluted basis results for the year ending December 31, 2020 is not available. In addition, in its 2023 proxy statement relating to 2022 performance, the Company instead identified FFO per share on a fully diluted basis as the most important financial metric used to link pay and performance as required by Item 402(v) of Regulation S-K. For comparison to the Core FFO results reported above, the Company achieved FFO per share on a fully diluted basis of $1.14 for 2024, $1.13 for 2023, $1.27 for 2022, $1.31 for 2021 and $1.26 for 2020. Refer to Appendix A to this proxy statement for more information regarding Core FFO per share on a fully diluted basis and FFO per share on a fully diluted basis.

Relationship Between Compensation Actually Paid and Financial Performance
The following graphs illustrate the relationship across our last five completed fiscal years between the amounts disclosed in the Pay Versus Performance Table, above, as “Compensation Actually Paid” to our PEO and the “Average Compensation Actually Paid” to our non-PEO named executive officers and TSR, Peer Group TSR, Net Income and FFO per share on a fully diluted basis and Core FFO per share on a fully diluted basis.
Compensation Actually Paid (CAP) vs Total Shareholder Return

Compensation Actually Paid (CAP) vs Net Income

Compensation Actually Paid (CAP) vs FFO per Share, on a Fully Diluted Basis /
Core FFO per Share on a Fully Diluted Basis

$5,400,000
$4,800,000
$4,200,000
$3,600,000
$3,000,000
$2,400,000
$1,800,000
$1,200,000
$600,000
$0
$1.35
$1.30
$1.25
$1.20
$1.15
$1.10
2020
2021
2022
2023
2024
PEO CAP
Non-PEO NEOs CAP (Average)
Core FFO per Share on a Fully-Diluted Basis
FFO per Share on a Fully-Diluted Basis

Tabular List of Performance Measures
For purposes of the rule, we have identified the following performance measures, which the Compensation Committee considered, among others, when making executive compensation decisions for performance year 2024, in response to the Tabular List disclosure requirement pursuant to Item 402(v)(6) of Regulation S-K.
Performance Measures
•	Core FFO Per Share, on a fully-diluted basis;
•	Occupancy percentage;
•	Adjusted net debt to annualized quarterly pro forma EBITDA
•	TSR relative to the FTSE Nareit Equity REITs Index and to the FTSE Nareit Office REITs Index and as adjusted for the change in price of a zero-coupon 10-year Treasury note; and
•
Individual performance criteria including consideration of such criteria as operational leadership, leasing and acquisition activities, debt and equity capital market activities, management of the balance sheet and joint venture activities.

Policies and Practices Related to the Grant of Certain Equity Awards
We do not have any formal policy that requires us to grant, or avoid granting, equity awards to our executive officers at certain times. We typically grant annual equity awards to our executive officers in January of each year, with the dates for the committee meetings to approve these annual awards set in advance on a fairly consistent schedule each year. The timing of any non-routine equity grants to executive officers, including new hires and entry into new employment agreements, are typically tied to the event giving rise to the award. As a result, we do not time the disclosure of material non-public information for the purpose of affecting the value or exercise price of our equity awards, including stock options. During 2024, we did not grant stock options and currently have no plans to grant stock options, stock appreciation rights or similar option-like instruments.

Compensation Committee Interlocks and Insider Participation
During 2024, the following directors served on the Compensation Committee: William H. Binnie, Cynthia A. Fisher, Scott E. Freeman, Emil W. Henry, Jr. and Tara S. Innes. None of these persons has served as an officer or employee of the Company nor do they have any relationship with the Company that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of our securities as of February 28, 2025, with respect to:
•	each of our directors;
•	each of our named executive officers;
•
each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and common units in our operating partnership; and

•	all of our directors and executive officers as a group.
Beneficial ownership of securities is determined under rules of the SEC and generally includes any securities over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and common units and LTIP units in our operating partnership shown as beneficially owned by them. As of February 28, 2025, there were:
•	107,970,559 shares of our common stock outstanding;
•
4,921,003 common units of our operating partnership outstanding, excluding common units held by us, each of which is redeemable for one share of our common stock (if we elect to issue common stock rather than pay cash upon such redemption); and

•
514,525 earned and vested LTIP units outstanding that were issued pursuant to our 2015 Equity Incentive Plan and 2024 Equity Incentive Plan (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions), each of which, upon the satisfaction of certain conditions, is convertible into one common unit.

Unless otherwise indicated, all securities are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006.

	Common Stock		Common Stock and Units
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of All Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percentages of All Shares and Units(2)
5% Stockholders:
BlackRock, Inc.(3)	18,356,448	17.0%	18,356,448	16.2%
The Vanguard Group(4)	10,833,432	10.0%	10,833,432	9.6%
Michael P. Ibe(5)	5,793,348	5.4%	6,555,859	5.8%
State Street Corporation(6)	5,868,563	5.4%	5,868,563	5.2%
Named Executive Officers and Directors:
Darrell W. Crate(7)	661,479	*	694,506	*
Allison E. Marino(8)	11,066	*	16,286	*
Michael P. Ibe(5)	5,793,348	5.4%	6,555,859	5.8%
Franklin V. Logan(9)	1,051	*	23,676	*
Meghan G. Baivier(10)	7,353	*	337,549	*
William H. Binnie(11)	34,272	*	50,565	*
Cynthia A. Fisher(12)	135,428	*	135,428	*
Scott D. Freeman	33,366	*	33,366	*
Emil W. Henry, Jr.	58,143	*	58,143	*
Tara S. Innes(13)	15,340	*	33,176	*
All directors and executive officers as a group (10 persons)	6,750,846	6.3%	7,938,554	7.8%

*	Represents less than 1.0%
(1)
“Number of Shares Beneficially Owned” does not include shares of our common stock that may be acquired by redeeming common units in our operating partnership. “Number of Shares and Units Beneficially Owned” includes all shares included in the column titled “Number of Shares Beneficially Owned” plus shares of our common stock that may be acquired by redeeming common units assuming that (i) all outstanding common units in our operating partnership are immediately redeemable/exchangeable, (ii) all outstanding vested LTIP units have been converted into an equal number of common units in our operating partnership (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) and (iii) all common units in our operating partnership have been exchanged for shares of our common stock.

(2)
As of February 28, 2025, 107,970,559 shares of our common stock, 4,921,003 common units (other than common units held by us) and 514,525 LTIP units were outstanding (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions). In calculating the percentage of outstanding shares of common stock and units held by each person, we assume that: (i) all outstanding vested LTIP units (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) held by all persons have been converted into an equal number of common units in our operating partnership, and (ii) all common units in our operating partnership held by all persons, other than us, have been exchanged for shares of our common stock.

(3)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. and certain of its affiliates with the SEC on November 8, 2024. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 17,984,200 shares of common stock and sole dispositive power with respect to 18,356,448 shares of common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group and certain of its subsidiaries with the SEC on February 13, 2024. The Schedule 13G/A indicates that The Vanguard Group has shared voting power with respect to 149,417 shares of common stock, sole dispositive power with respect to 10,598,061 shares of common stock and shared dispositive power with respect to 235,371 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Includes 185,733 earned and vested LTIP units. Also includes 5,759,819 shares of our common stock acquired upon the redemption of common units that Mr. Ibe received in connection with the contribution of certain properties at the time of our initial public offering and 12,500 shares of our common stock acquired upon the redemption of common units that Mr. Ibe received in exchange for the contribution of the DEA – Pleasanton property on October 21, 2015. These shares are held by Western Devcon, Inc. and West OP Holdings, LLC, each of which is wholly owned by Mr. Ibe. Includes 5,000,000 shares of our common stock, which are pledged as collateral to secure a line of credit as permitted under the terms of a contractual right to pledge entered into by the Company and Mr. Ibe in connection with the contribution of certain properties by Mr. Ibe at the time of our initial public offering. The address for Western Devcon, Inc. and West OP Holdings, LLC is 10525 Vista Sorrento Parkway, Suite 110, San Diego, CA 92121.

(6)
Based solely on information contained in a Schedule 13G/A filed by State Street Corporation with the SEC on January 30, 2024. The Schedule 13G/A indicates that State Street Corporation has shared voting power with respect to 5,032,792 shares of common stock and shared dispositive power with respect to 6,175,712 shares of common stock. The address of State Street Corporation is State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114.

(7)
Includes 33,027 earned and vested LTIP units. Includes 500,000 shares of our common stock Mr. Crate owns indirectly through Easterly Capital, LLC, which are pledged as collateral to secure a line of credit pursuant to a contractual right to pledge entered into by the Company and Easterly Capital, LLC in connection with the contribution of certain properties by Easterly Capital, LLC at the time of our initial public offering. The address for Easterly Capital, LLC is 138 Conant Street, Beverly, MA 01915.

(8)	Includes 5,220 earned and vested LTIP units.
(9)	Includes 15,668 earned and vested LTIP units.
(10)	Information as of September 13, 2024, the date Ms. Baivier left the Company. Includes 104,923 earned and vested LTIP units.
(11)	Excludes 10,787 LTIP units that are subject to vesting conditions, pursuant to Mr. Binnie’s election to receive his 2024 director equity grant in the form of LTIP units rather than restricted stock.
(12)
Excludes (i) 20,942.79 shares held by a pension of which Ms. Fisher is the administrator and holds a remainder interest (ii) 9,392.68 shares held by a profit sharing trust of which Ms. Fisher as the administrator and holds a remainder interest.

(13)
Excludes 2,814 LTIP units that are subject to vesting conditions, pursuant to Ms. Innes’ election to receive a portion of her 2024 director equity grant in the form of LTIP units rather than restricted stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Future Transactions with Related Persons
The Board has approved a Related Person Transaction Approval and Disclosure Policy for the review and approval of any related person transaction. Under this policy all related person transactions must be reviewed and approved by the Audit Committee or another independent body of the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is promptly reviewed, approved and ratified by the Audit Committee or another independent body of the Board after we recognize that such transaction constituted a related person transaction. If any related person transaction is not approved or ratified by the Audit Committee or another independent body of the Board, management shall use all reasonable efforts to amend, cancel or rescind such transaction. In addition, any related person transaction previously approved by the Audit Committee or another independent body of the Board or otherwise already existing that is ongoing in nature shall be reviewed by the Audit Committee or another independent body of the Board annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee or another independent body of the Board, if any, and remains appropriate. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.
Easterly Asset Management Operations LLC, or EAM, an entity controlled by Darrell Crate, our current Chief Executive Officer and former Chairman of the Board, provides the Company with information technology services and support, as well as certain administrative, secretarial and clerical support services, and office space. For the year ended December 31, 2024, the Company paid EAM approximately $529,000 in connection with such services. The Company expects to pay EAM approximately $537,000 for similar services in 2025.
Other Matters
Reimbursement Policy
The Company adopted a policy in 2023, pursuant to which the Company’s Section 16 officers are entitled to reimbursement of jet fuel expenses incurred in connection with business travel on privately owned or leased aircraft. For purposes of the policy, “business travel” is defined as travel that is integrally and directly related to the officer’s performance of his or her duties to the Company. Examples of business travel include travel to attend meetings with prospective property sellers, travel to attend meetings of the Company or Board meetings of the Company, and other travel that furthers the business purposes of the Company. In order to be eligible for reimbursement, an executive officer must submit, no less than quarterly, a detailed description of the business travel underlying the reimbursement, including flight dates, arrival and departure cities, flight time hours, business purpose and fuel costs, among other supporting data. For 2024, Mr. Ibe, Executive Vice President—Development and Acquisitions and Vice Chairman of the Board, was reimbursed an aggregate of $400,000 for jet fuel expenses incurred on aircraft personally owned by Mr. Ibe.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on our review of Forms 3, 4 and 5 reports, including any amendments thereto, electronically filed with the SEC during or with respect to 2024 and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during 2024 were timely filed, with the following exception. On April 8, 2025, Cynthia Fisher filed a Form 4 to report the acquisition of shares of common stock through broker-administered dividend reinvestment programs in connection with certain shares held directly and indirectly by Ms. Fisher. The shares of common stock were acquired in quarterly dividend reinvestment transactions between September 2016 and August 2024 and, following the reported transaction, the brokerage account in which the shares are held no longer participates in the dividend reinvestment feature.
OTHER MATTERS
Solicitation of Proxies
We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.
Stockholder Proposals
Stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2026 annual meeting must submit their proposals to us on or before December 19, 2025. These proposals must comply with all rules and regulations of the SEC, including Rule 14a-8 under the Exchange Act. Additionally, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to the Secretary of the Company, at Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:
•	not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; or
•
not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

Assuming that our 2026 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2025 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2026 annual meeting after November 19, 2025 and no later than 5:00 p.m., Eastern Time, on December 19, 2025.
Attendance at the Meeting
All stockholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.
Householding of Proxy Materials
If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.
We will promptly deliver, upon oral or written request, a separate copy of our annual report, notice of annual meeting and/or proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you wish to request extra copies free of charge of these materials, please send your request in writing to Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Attention: Investor Relations or by telephone at (202) 595-9500.
Other Matters
The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors

Franklin V. Logan Executive Vice President, General Counsel and Secretary

Washington, D.C.
April 18, 2025

Appendix A
Non-GAAP Financial Measures
This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this proxy statement and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. A reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this Appendix A. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the SEC from time to time. We present certain financial information and metrics “at Easterly’s Share,” which is calculated on an entity-by-entity basis. “At Easterly’s Share” information, which we also refer to as being “at share,” “pro rata,” or “our share” is not, and is not intended to be, a presentation in accordance with GAAP.
Definitions
Core Funds from Operations (Core FFO) adjusts FFO to present an alternative measure of the Company’s operating performance, which, when applicable, excludes items which it believes are not representative of ongoing operating results, such as liability management related costs (including losses on extinguishment of debt and modification costs), catastrophic event charges, depreciation of non-real estate assets, provision for credit losses and the unconsolidated real estate venture’s allocated share of these adjustments. In future periods, the Company may also exclude other items from Core FFO that it believes may help investors compare its results. The Company believes Core FFO more accurately reflects the ongoing operational and financial performance of the Company’s core business.
EBITDA is calculated as the sum of net income (loss) before interest expense, taxes, depreciation and amortization, (gain) loss on the sale of operating properties, impairment loss, and the unconsolidated real estate venture’s allocated share of these adjustments. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP, is not indicative of operating income or cash provided by operating activities as determined under GAAP and may be presented on a pro forma basis. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.
Funds From Operations (FFO) is defined, in accordance with the Nareit FFO White Paper - 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO includes the Company’s share of FFO generated by unconsolidated affiliates. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.
Net Debt and Adjusted Net Debt. Net Debt represents the Company’s consolidated debt and its share of unconsolidated debt adjusted to exclude its share of unamortized premiums and discounts and deferred financing fees, less its share of cash and cash equivalents and property acquisition closing escrow, net of deposit. By excluding these items, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding its financial condition. Adjusted Net Debt is Net Debt reduced by 1) for each project under construction or in design, the lesser of i) outstanding lump-sum reimbursement amounts and ii) the cost to date, 2) 40% times the amount by which the cost to date exceeds total lump-sum reimbursement amounts for each project under construction or in design and 3) outstanding lump-sum reimbursement amounts for projects previously completed. These adjustments are made to 1) remove the estimated portion of each project under construction, in design or previously completed that has been financed with debt which may be repaid with outstanding cost reimbursement payments from the US Government and 2) remove the estimated portion of each project under construction or in design, in excess of total lump-sum reimbursements, that has been financed with debt but has not yet produced earnings. The Company’s method of calculating Net Debt and Adjusted Net Debt may be different from methods used by other REITs and may be presented on a pro forma basis. Accordingly, the Company’s method may not be comparable to such other REITs.
Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.
Reconciliations
Core FFO

Year Ended December 31, 2024 ($)
Net Income	20,578
Depreciation of real estate assets	95,326
Gain on the sale of real estate	(171)
Unconsolidated real estate venture allocated share of above adjustments	8,256
Funds From Operations (FFO)	123,989
Loss on extinguishment of debt	260
Provision for credit losses	1,527
Natural disaster event expense, net of recovery	95
Depreciation of non-real estate assets	1,007
Unconsolidated real estate venture allocated share of above adjustments	66
Core Funds From Operations (FFO)	126,944
Core FFO, per share – fully diluted basis	1.17
Weighted average common shares outstanding – fully diluted basis	108,910,534

Adjusted Net Debt/EBITDA

Quarter Ended December 31, 2024 ($)
Variable rate debt - unhedged	249,050
Fixed rate debt	1,356,298
Total Debt	1,605,348
Less: cash and cash equivalents	(20,803)
Net Debt	1,584,545
Less: Adjustment for development	(131,824)
Adjusted Net Debt	1,452,721

Net Income	5,729
Depreciation and amortization	24,652
Interest expense	17,223
Tax expense	102
Gain on the sale of operating properties	(171)
Impairment loss	—
Unconsolidated real estate venture allocated share of above adjustments	2,335
EBITDA	49,870
Pro-forma adjustments	1,442
Pro-forma EBITDA	51,312

Adjusted Net Debt to annualized quarterly pro forma EBITDA	7.1x

Easterly Government Properties Inc.

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EASTERLY GOVERNMENT PROPERTIES, INC.

The Board of Directors recommends you vote FOR all nominees listed:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Darrell W. Crate	☐	☐	☐
1b. William H. Binnie	☐	☐	☐
1c. Michael P. Ibe	☐	☐	☐
1d. Cynthia A. Fisher	☐	☐	☐
1e. Scott D. Freeman	☐	☐	☐
1f. Emil W. Henry, Jr.	☐	☐	☐
1g. Tara S. Innes	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Approval, on a non-binding advisory basis, of our named executive officer compensation.	☐	☐	☐
3. Ratification of the Audit Committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2024 Annual Report, including Form 10-K are available at www.proxyvote.com.

V70428-P22476

EASTERLY GOVERNMENT PROPERTIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2025, 1:30 PM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Darrell W. Crate and Allison E. Marino, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Easterly Government Properties, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 22, 2025 at 1:30 pm, Eastern Time, at 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement, the 2024 Annual Report and revokes any proxy heretofore given with respect to the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "For" all nominees for director, "For" the approval, on a non-binding advisory basis, of our named executive officer compensation and "For" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Continued and to be signed on reverse side